Exhibit 10.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made and entered into as of August 3, 2026 by and among (i) Hitek Global Inc., an exempted company incorporated in the Cayman Islands, whose Class A ordinary shares, par value US$0.0001 per share, are traded on The Nasdaq Stock Market (“Nasdaq”) under the ticker symbol “HKIT” (the “Buyer”), (ii) Ju Fu Limited, a business company incorporated in the British Virgin Islands with a company number of 2170593 (the “Company”), (iii) Fourth Coco Technology Limited, a company incorporated in Hong Kong and a wholly-owned subsidiary of the Company (the “Hong Kong Subsidiary”), (iv) Beijing Fourth Coco Technology Co., Ltd.(北京四个椰子信息技术有限公司), a company established in the People’s Republic of China (PRC) and a wholly-owned subsidiary of the Hong Kong Subsidiary (the “PRC Subsidiary”), and (v) MAI THI MY UT, the sole owner of all of the issued and outstanding shares of the Company and the sole director of the Company (the “Seller”). The Buyer, the Company, the Hong Kong Subsidiary, the PRC Subsidiary, and the Seller are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Seller owns 100% of the issued and outstanding shares of the Company; the Company directly owns 100% of the issued and outstanding shares of the Hong Kong Subsidiary; and the Hong Kong Subsidiary directly owns 100% of the equity interests in the PRC Subsidiary;

WHEREAS, the Company, through the Company Subsidiaries, is engaged in advertising and digital marketing business conducted under the “Beijing Fourth Coco” (四个椰子) brand (the “Business”);

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the issued and outstanding shares of the Company, in exchange for aggregate consideration in the amount of US$20,000,000 (the “Purchase Price”), payable in the Cash Consideration and Consideration Shares;

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The following terms, as used herein, have the following meanings:

“Act” or “Securities Act” means the U.S. Securities Act of 1933, as amended.

“Action” means any action, suit, litigation, arbitration, hearing, inquiry, examination, audit, investigation, claim, dispute or other proceeding, whether civil, criminal, judicial, administrative or otherwise.

“Acceptable Tax Evidence” means (i) written evidence reasonably acceptable to the Buyer that the taxes in connection with the sale and purchase of the Shares have been paid in full, e.g., a receipt of payment (完税证明 including a 中华人民共和国税收缴款书) issued by the relevant Tax Authority.

“Additional Agreements” means any agreement, certificate, instrument, notice or other document that any Party is required or agrees to execute, deliver or perform in connection with the transactions contemplated by this Agreement.

“Advertising Accounts” means all accounts, profiles, seats, dashboards, IDs, logins, access rights, business manager accounts, advertising platform accounts, publisher accounts, media buying accounts, demand-side platform accounts, supply-side platform accounts, ad network accounts, search engine accounts, social media accounts, e-commerce advertising accounts, attribution accounts, analytics accounts and other digital advertising, promotion, traffic acquisition, content distribution or marketing accounts, whether maintained with any platform, publisher, media supplier, service provider or other third party, that are owned, controlled, used or held for use by the Company, any Subsidiary or, to the extent used in the Business, the Seller or any Affiliate of the Seller.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such first Person. With respect to any natural person, “Affiliate” also includes any member of such Person’s immediate family, any family limited partnership, limited liability company or other entity in which such Person owns any beneficial interest, and any trust, voting or otherwise, of which such Person is a trustee or of which such Person or any member of such Person’s immediate family is a beneficiary.

“Agreement” means this Share Purchase Agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Annual Realization Amount” means the amount of cash proceeds acquired or received by the Seller through the sales of the Consideration Shares or Supplemental Shares, which is US$2,000,000 with respect to each Performance Period.

“Audited Income” means the net income of the Hong Kong Subsidiary and PRC Subsidiary for the applicable Performance Period as reflected in financial statements or other financial records audited or otherwise verified in accordance with the standards and procedures set forth in this Agreement.

“Authorized Share Increase” means the amendment to the Buyer’s memorandum and articles of association and the increase of the Buyer’s total authorized share capital to an amount sufficient to permit the issuance of all Consideration Shares at the Second Closing.

“Authority” means any governmental, regulatory, administrative, judicial or arbitral body, agency, authority, bureau, commission, court, tribunal or other instrumentality, whether international, national, federal, state, provincial, municipal or local, and any public, private or industry self-regulatory authority.

“Books and Records” means all books, records, ledgers, files, correspondence, invoices, receipts, financial data, tax files, employee records, customer and supplier lists, advertising account records, campaign records, media buying records, insertion orders, ad performance reports, optimization reports, analytics logs, creative approval records, pricing files, billing and collection records, operating data and other records of every kind, whether written, electronic or otherwise embodied, owned, held or used by the Company or any Subsidiary or in which the assets, business or transactions of the Company or any Subsidiary are otherwise reflected.

“Business” means the advertising, advertising agency, media planning, media buying, digital marketing, performance marketing, brand marketing, content marketing, creative production, campaign management, traffic acquisition, account management, data analytics, optimization, technology support and related commercial activities conducted by the Company and its Subsidiaries under the “Beijing Fourth Coco” (四个椰子) brand, including all activities reasonably related or incidental thereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the People’s Republic of China, Hong Kong, the British Virgin Islands, the Cayman Islands or New York are authorized or required by Law to be closed.

“Business Employees” means all current employees, officers, and managers of the Company Group, and any employees, officers, managers, consultants, Independent Contractors or other service providers of the Seller or any Affiliate of the Seller, in each case whose duties primarily relate to, or whose services are primarily used in, the Business.

“Buyer Shares” means the Class A ordinary shares, par value US$0.0001 per share, of Buyer.

“Cancelled Consideration Shares” means any Consideration Shares or Supplemental Shares that are forfeited and cancelled for no consideration in accordance with this Agreement.

“Campaign Data” means all data, reports, logs, statistics, records, metrics, analytics, optimization histories, audience data, conversion data, attribution data, tracking data, impression data, click data, traffic data, spend data, budget data, settlement data and performance data arising from, relating to or used in any advertising, marketing, promotion, media buying, content distribution or customer acquisition campaign conducted by or for the Business.

“Cash Consideration” shall mean an aggregate amount of US$14,000,000, which shall consist of: (a) the “First Closing Cash Payment”, which shall be an amount of US$6,000,000 payable by the Buyer to the Seller at the First Closing; (b) the “Second Closing Cash Payment”, which shall be an amount of US$5,000,000 payable by the Buyer to the Seller at the Second Closing; and (c) the “Deferred Cash Consideration”, which shall be an aggregate amount of up to US$3,000,000 payable, if at all, after the Second Closing based upon the achievement of the applicable Performance Targets in accordance with Section 2.7. The Deferred Cash Consideration shall be retained by the Buyer, shall not accrue interest, and shall be payable only if, when and to the extent the applicable Performance Targets have been achieved in accordance with Section 2.7.

“Change in Control Payments” means any compensation, severance, bonus, retention payment, acceleration of benefits, vesting, reimbursement or other payment or benefit that becomes payable or is triggered, in whole or in part, by the execution of this Agreement, the Closing or any change in control or similar transaction involving the Company Group or the Business.

“Charter Documents” means the memorandum and articles of association, certificate of incorporation, register of members, register of directors, minute books, share registers, securities registers and other comparable organizational or corporate records of the Company and each Company Subsidiary.

“Client Data” means all data, information, files and records relating to clients, prospective clients, campaigns, budgets, payment history, communications, preferences, contacts, proposals, commercial terms, performance and reporting, in each case to the extent owned, controlled, lawfully possessed or lawfully used by the Company, any Company Subsidiary or, to the extent used in the Business, the Seller or any Affiliate of the Seller.

“Company Consent” means any consent, approval, authorization, waiver, Order, filing, registration or other action of, with or by any Person or Authority that is required in connection with the execution, delivery or performance of this Agreement or any Transaction Document, or the consummation of the transactions contemplated hereby or thereby, in order to avoid a breach, default, termination, acceleration, suspension, revocation, impairment or other adverse consequence under any applicable Contract, Permit or Law.

“Company Group” means the Company and its subsidiaries, collectively.

“Company Subsidiary” means any subsidiary of the Company, and “Company Subsidiaries” means all such subsidiaries.

“Confidential Information” means all non-public, proprietary or confidential information of or relating to the Company Group, the Business or the Contributed Assets, including customer information, supplier information, pricing, rate cards, campaign strategies, operating procedures, playbooks, technical information, algorithms, software, financial information, data sets, business plans, market information and other commercially valuable information, in whatever form or medium.

“Consideration Shares” shall mean an aggregate of 4,000,000 Buyer Shares, subject to adjustment for any reverse split, share consolidation, subdivision, recapitalization, reclassification, or other similar change in the capitalization or share structure of the Buyer, and further subject to the Lock-Up Restrictions, performance-based leak-out restrictions, sale proceeds limitations, carry-forward, forfeiture, surrender, and cancellation provisions set forth in Sections 2.6, 2.7 and 2.8.

“Continuing Employees” means those Business Employees who continue to be employed or engaged by the Company Group, the Buyer or any of their respective Affiliates immediately following the Closing.

“Contracts” means all contracts, agreements, commitments, arrangements, purchase orders, statements of work, insertion orders, media purchase agreements, service agreements, licenses, sub-licenses, leases, guarantees, undertakings and other legally binding instruments or arrangements, whether written or oral.

“Contributed Assets” means all assets, properties, rights, interests, businesses, goodwill, Permits, Intellectual Property, Information Technology, Advertising Accounts, Campaign Data, Client Data, Books and Records, Contracts and other items that are (i) owned, leased, licensed, held for use or used by the Company or any Company Subsidiary, or (ii) owned, leased, licensed, held for use or used by the Seller or any Affiliate of the Seller and are primarily related to, primarily used in, or reasonably necessary for the conduct, continuation or operation of the Business as currently conducted or as contemplated to be conducted following the Closing, including any such assets, properties, rights, interests, businesses, goodwill, Permits, Intellectual Property, Information Technology, Advertising Accounts, Campaign Data, Client Data, Books and Records, Contracts and other items to be contributed, assigned, transferred, novated, licensed or otherwise made available to the Company Group.

“Data Protection Laws” means all applicable Laws relating to privacy, data security, cybersecurity, data protection, personal information, cross-border data transfer, direct marketing, cookies, trackers, online advertising, data breach notification and the collection, use, storage, processing, disclosure, transfer or disposal of data or information.

“Disclosure Schedules” means the disclosure schedules delivered by the Company and the Seller in connection with this Agreement, as the same may be updated to the extent expressly permitted by this Agreement.

“Employee Agreement” means any management, employment, offer letter, consulting, service, retention, incentive, bonus, severance, termination, confidentiality, invention assignment, non-competition, non-solicitation, change in control, transaction bonus or other similar Contract or arrangement between the Company, any Company Subsidiary or, with respect to any Business Employee, the Seller or any Affiliate of the Seller, on the one hand, and any current or former employee, officer, director, manager, consultant, Independent Contractor or other service provider, on the other hand.

“Employee Plan” means any written or unwritten plan, program, policy, agreement, arrangement or practice relating to compensation, salary, wages, bonus, commission, incentive compensation, retention bonus, severance, termination pay, deferred compensation, profit sharing, equity or equity-based compensation, social insurance, housing fund, pension, medical, disability, life insurance, paid leave, fringe benefits or any other employee benefit or remuneration of any kind that is maintained, contributed to, sponsored by, required to be contributed to by, or with respect to which any Liability may exist on the part of, the Company, any Company Subsidiary or, with respect to any Business Employee, the Seller or any Affiliate of the Seller.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Filings” means filings under the Exchange Act made by Buyer prior to the Closing Date.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Indebtedness” means, with respect to any Person and without duplication, (a) all obligations of such Person for borrowed money, deposits or advances of any kind, including amounts owing by reason of overdrafts and reimbursement obligations with respect to letters of credit, together with all accrued interest, fees and costs thereon, (b) all obligations of such Person evidenced by bonds, debentures, notes, liens, mortgages or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, other than accounts payable incurred in the ordinary course of business, (e) all indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under GAAP, and (g) all guarantees by such Person of any of the foregoing.

“Independent Contractor” means any individual or entity engaged by the Company, any Company Subsidiary or, to the extent providing services primarily related to the Business, the Seller or any Affiliate of the Seller, who is not treated as an employee for payroll Tax, employment Tax or labor law purposes.

“Information Technology” means all computer systems, servers, hardware, software, source code, object code, databases, data sets, cloud resources, applications, websites, mobile applications, mini programs, APIs, scripts, tags, pixels, development tools, content management systems, customer relationship management systems, financial and reporting systems, analytics systems, attribution systems, ad-tech tools, communication systems, networks, cybersecurity systems, backups and all related documentation and materials, in each case owned, leased, licensed, used or held for use by the Company Group or, to the extent used in the Business, by the Seller or any Affiliate of the Seller.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (A) patents, patent applications and statutory invention registrations; (B) trademarks, service marks, trade names, business names, brand names, logos, slogans, trade dress and domain names, and applications and registrations for any of the foregoing; (C) copyrights and copyrightable works, including software, source code, object code, website content, creative materials, visual materials, audiovisual materials, copy, artwork, campaign materials, templates, designs, photographs, videos and other content, and applications and registrations for any of the foregoing; (D) trade secrets, know-how and other confidential or proprietary information; (E) databases, compilations and data sets; (F) Social Media Accounts, account names, handles and related content to the extent protectable or otherwise proprietary; and (G) all other intellectual property and proprietary rights, whether registered or unregistered, domestic or foreign.

“Key Employees” means those employees, officers, managers, consultants and other service providers of the Company Group whose services, relationships, know-how or responsibilities are material to the continued operation, customer relationships, advertising account management, campaign execution, data analytics, financial management, technology support or overall management of the Business.

“Knowledge” means, with respect to any matter in question, the actual knowledge of any executive officer or key manager of the applicable party (or the party itself if such party is an individual) after reasonable inquiry.

“Labor Laws” means all applicable Laws relating to labor, employment, hiring, wages, hours, overtime, minimum wage, salary payment, social insurance, housing fund, employee benefits, compensation, severance, termination, discrimination, harassment, workplace safety, occupational health, immigration, work permits, employee consultation, collective labor matters, Independent Contractors and other terms and conditions of employment or engagement.

“Labor Union” means any labor union, works council, employee representative body or other employee representative organization.

“Law” means, with respect to any Person, any national, provincial, municipal or local law, statute, ordinance, rule, regulation, code, treaty, constitution, common law, Order, judgment, decree, injunction or other similar requirement enacted, adopted, promulgated or applied by any Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which the Company or any Company Subsidiary uses or occupies any Real Property.

“Liabilities” means any and all debts, liabilities, obligations, commitments, claims, losses, damages, deficiencies, penalties, costs and expenses of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, and whenever or however arising.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, option, right of first refusal, restriction on transfer, title retention arrangement or other adverse interest of any kind in respect of such asset, including any agreement to give any of the foregoing and any voting agreement or proxy.

“Losses” means any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs and expenses, including reasonable attorneys’ fees and expenses and the cost of enforcing any right to indemnification hereunder.

“Material Adverse Effect” means any event, change, circumstance, development, occurrence or effect that has had or would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities, results of operations, prospects or operations of the Business or the Company Group, taken as a whole, or on the ability of the Seller or the Company to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect, except to the extent disproportionately affecting the Company Group relative to other similarly situated businesses: (A) changes after the date hereof in GAAP or other applicable accounting standards or in applicable Law; (B) acts of God or acts of war, armed hostilities, sabotage or terrorism; (C) changes in general economic, business, financial or market conditions affecting the jurisdictions in which the Company Group operates generally; or (D) changes in conditions affecting the advertising, media, digital marketing, ad-tech or related industries generally. For the avoidance of doubt, any of the following may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (x) the loss, suspension, revocation or non-renewal of any material Permit, (y) the loss, suspension, restriction or termination of any material Advertising Account or any Material Contract with a media supplier or platform, (z) the loss of one or more Material Customer, any material data breach, cybersecurity incident or material violation of Data Protection Laws, or the resignation or departure of one or more Key Employees in circumstances materially adverse to the Business.

“Material Customers” means the top 10 customers of the Business by revenue during the two (2) most recently completed fiscal years prior to the date of this Agreement, and any other client accounting for 10% or more of the consolidated revenues of the Business during such period.

“Material Contract” means any Contract that is material to the Business or the Company Group, including any Contract (a) involving aggregate payments to or by the Company Group in excess of US$100,000 during any twelve-month period, (b) with any Material Customer or any material media supplier, platform or other channel partner, (c) involving exclusivity, non-competition, minimum spend, guaranteed volume, rebate, revenue-sharing or most-favored-nation obligations, (d) relating to the ownership, license or use of material Intellectual Property or Information Technology, (e) relating to indebtedness, guarantees or the granting of Liens, (f) that is not entered into in the ordinary course of business, or (g) that is otherwise material to the conduct, continuation or operation of the Business.

“Media Supplier Contracts” means all Contracts with publishers, media owners, platforms, ad exchanges, networks, search engines, social media platforms, traffic suppliers, content distribution channels or other media or technology providers used in or necessary for the operation of the Business.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Offices” means all offices, business locations, branches, warehouses, co-working spaces and other premises used by the Company or any Company Subsidiary in the conduct of the Business.

“Order” means any decree, order, judgment, writ, award, injunction, ruling, directive or consent of or by an Authority.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary or, to the extent primarily related to or used in the Business, by the Seller or any Affiliate of the Seller.

“Performance Period” means each of Period I, Period II and Period III, and “Performance Periods” means all such periods, in each case as set forth in this Agreement.

“Performance Target” means, with respect to any Performance Period, the Audited Income target applicable to such Performance Period, as set forth in this Agreement.

“Permits” means all permits, licenses, approvals, registrations, filings, exemptions, certifications, authorizations, consents and similar rights issued by or obtained from any Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and not incurred in connection with the transactions contemplated by this Agreement, and (d) in the case of Real Property, easements, covenants, rights-of-way, restrictions and other similar encumbrances of record that do not, individually or in the aggregate, materially interfere with the present use or occupancy of such Real Property by the Company or any Subsidiary in the conduct of the Business as currently conducted.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government, domestic or foreign, or any political subdivision, agency or instrumentality thereof.

“Proceeding” means any Action, audit, assessment, dispute, demand, hearing, examination, claim, notice of violation or other proceeding by or before any Authority or other Person.

“Purchase Price” shall mean US$20,000,000.

“Real Property” means all real properties and interests therein, including leasehold, subleasehold, license and use rights, together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto, and all rights arising out of the use thereof and appurtenant thereto.

“Realized Proceeds” means the net cash proceeds actually received by the Seller from bona fide sales of Leaked-Out Consideration Shares or Supplemental Shares through the brokerage account referred to in Section 2.6(d), after deduction of brokerage commissions and brokerage fees, as evidenced by brokerage statements, trade confirmations, or other records reasonably satisfactory to the Buyer.

“Regulation D” means Regulation D promulgated under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Restricted Consideration Shares” means all Consideration Shares issued at or in connection with the Closing that remain subject to transfer restrictions, sale proceeds limitations, forfeiture, surrender and cancellation provisions under this Agreement until leaked-out from the Lock-Up Restrictions in accordance with this Agreement.

“Restrictive Covenant Agreements” means all confidentiality, non-competition, non-solicitation, non-disparagement, invention assignment, Intellectual Property assignment and similar restrictive covenant agreements or arrangements binding upon any current or former employee, officer, manager, consultant, Independent Contractor or other service provider of the Company Group or, to the extent related to the Business, the Seller or any Affiliate of the Seller.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Severance Obligation” means any obligation to provide severance pay, termination compensation, economic compensation, payment in lieu of notice, statutory compensation, settlement payment or any similar amount or benefit arising from or relating to the termination of employment or engagement of any current or former employee, officer, manager, consultant, Independent Contractor or other service provider.

“Shares” means all of the issued and outstanding shares of the Company held by the Seller.

“Social Media Accounts” means any and all accounts, pages, profiles, channels, handles and presences on social media, content-sharing, video-sharing, messaging, community, e-commerce or similar digital platforms used in or relating to the Business.

“Supplemental Shares” means any additional Buyer Shares that may be issued by the Buyer to the Seller pursuant to Section 2.8 in connection with a shortfall in Realized Proceeds.

“Tangible Assets” means all tangible personal property and interests therein, including furniture, fixtures, office equipment, computers, servers, communications equipment and other tangible property owned, leased or used by the Company or any Subsidiary in the conduct of the Business.

“Tax” means any tax, levy, duty, tariff, impost, fee, assessment, withholding or other charge of any kind imposed by any Authority, including income, gross receipts, franchise, sales, use, value-added, transfer, stamp, documentary, payroll, employment, social insurance, social security, customs, excise, property and withholding taxes, together with any interest, penalty or addition thereto.

“Tax Liability” means any liability for Taxes, whether direct or indirect, primary or secondary, fixed or contingent, due or to become due.

“Tax Return” means any return, report, declaration, claim for refund, information return, filing or statement relating to Taxes, including any amendment thereof.

“Trading Day” means any day on which Nasdaq is open for trading.

“Taxing Authority” means any Authority responsible for the administration, assessment, collection, enforcement or imposition of any Tax.

“Transaction” means the sale by the Seller to Buyer, and the purchase by Buyer from the Seller, of all of the Shares pursuant to this Agreement, together with all other transactions contemplated hereby.

“Transaction Bonus” means any bonus, success fee, sale bonus, change in control payment, retention bonus, milestone payment or other compensatory amount that becomes payable, accelerated, earned, vested or provided as a result of the execution of this Agreement, the consummation of the transactions contemplated hereby, or any related retention or post-Closing service arrangement.

“Transaction Documents” means this Agreement and its Exhibits and the Disclosure Schedules, and all other certificates, instruments and documents executed or delivered in connection with the transactions contemplated hereby.

“Transition Services Agreement” means any transition services agreement entered into at or following the Closing among the Seller, any Affiliate of the Seller, the Company, one or more Subsidiaries and/or Buyer, pursuant to which transitional services, support, access, cooperation or assistance are to be provided in respect of the Business, the Contributed Assets or the transition of the Company Group following the Closing.

“Website(s)” means all internet domain names, websites, landing pages, mobile applications, mini programs, online portals and other digital properties owned, operated, used or held for use in the Business.

ARTICLE II

TRANSACTIONS

2.1. Purchase and Sale of Shares.

Subject to and upon the terms and conditions of this Agreement, and in exchange for the Purchase Price, the Seller shall sell, transfer, convey, assign, and deliver to the Buyer, and the Buyer shall purchase, acquire, and accept from the Seller, free and clear of all Liens, the Shares, which shall represent all of the Seller’s equity interests in the Company. Following the Closings, the Company shall become a wholly owned subsidiary of the Buyer.

2.2. Closing.

The transactions contemplated by this Agreement shall take place remotely in two closings: (a) an initial closing (the “First Closing”), which shall occur on or before the tenth (10th) Calendar Day following the date hereof, and (b) a second closing (the “Second Closing”), which shall occur on or before the sixtieth (60th) Calendar Day following the date hereof, or, in each case, at such other place, time, or date as the Buyer, the Seller, and the Company may mutually agree in writing. The date on which the First Closing occurs is referred to herein as the “First Closing Date,” and the date on which the Second Closing occurs is referred to herein as the “Second Closing Date.”

2.3. First Closing Deliverables.

On the First Closing Date:

(a) Buyer Deliverables. The Buyer shall deliver, or cause to be delivered, to the Seller and the Company:

(i) the First Closing Cash Payment, which shall be made to a bank account designated by the Seller in writing;

(ii) copies of resolutions duly adopted by the board of directors of the Buyer authorizing this Agreement and the transactions contemplated hereby;

(iii) a certificate executed by a duly authorized officer of the Buyer, dated as of the First Closing Date, certifying, solely with respect to the Buyer, that (A) the representations and warranties of the Buyer set forth in this Agreement that are qualified by materiality are true and correct, and those not so qualified are true and correct in all material respects, in each case as of the date of this Agreement and as of the First Closing Date as though made on and as of the First Closing Date (except to the extent expressly made as of a specific date, in which case as of such date), and (B) the Buyer has performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by the Buyer on or prior to the First Closing Date, and further certifying as to the incumbency and authority of the persons executing this Agreement and the documents delivered by the Buyer at the First Closing, together with true, correct and complete copies of the constitutional documents of the Buyer in effect as of the First Closing Date; and

(b) Seller Deliverables. The Seller shall deliver, or cause to be delivered, to the Buyer:

(i) the original share certificate(s), if any, evidencing the Shares;

(ii) duly executed instruments of transfer, stock powers or stock transfer deeds, as applicable, in respect of the Shares, in form and substance reasonably satisfactory to the Buyer and, if applicable, duly stamped;

(iii) the original stock ledgers, minute books and other statutory books and records of the Company and each Subsidiary, to the extent in the possession or control of the Seller; and

(iv) all other certificates, consents, approvals and ancillary documents required to be delivered by the Seller at the First Closing pursuant to this Agreement.

(v) certificates of good standing or equivalents for the Company and each Company Subsidiary, issued by the applicable jurisdiction of incorporation or organization and dated no earlier than five (5) Business Days prior to the First Closing Date.

(c) Company Deliverables. The Company shall deliver, or cause to be delivered, to the Buyer:

(i) a copy of its current-in-effect memorandum and articles of association;

(ii) copies of resolutions duly adopted by the board of directors and shareholders, members or other governing body of the Company and each Company Subsidiary, as applicable, authorizing this Agreement and the transactions contemplated hereby, including the transfer of the Shares to the Buyer and the implementation of the post-Closing ownership and control structure of the Company Group;

(iii) copies of duly executed written resignations and appointments of the directors, officers, managers, supervisors, legal representatives, authorized signatories, bank mandate holders, chop custodians and other control persons of the Company Group, powers of attorney, bank mandate forms, chop custody transfer documents and other instruments necessary to implement the appointment of the Buyer’s designees and the related post-Closing control arrangements of the Company Group, to the extent required by the Buyer and applicable Law;

(iv) a true, correct and complete copy of the financial statements of the Company Group for each of the two (2) most recently completed fiscal years, including audited consolidated balance sheets, income statements, cash flow statements and related notes, if available, and, if audited financial statements are not available for any such fiscal year, the corresponding year-end financial statements prepared on a consistent basis from the Books and Records of the Company Group;

(v) duly executed employment agreements, service agreements, confidentiality agreements, non-competition agreements, non-solicitation agreements, non-interference agreements, invention assignment agreements and other restrictive covenant agreements, in each case governed by PRC law to the extent applicable and in form and substance reasonably satisfactory to the Buyer, executed by Shengyou Bai and each other Continuing Employee designated by the Buyer;

(vi) all documents and deliverables required to be delivered or made available by the Company at or prior to the First Closing under Section 6.6, including, to the extent required thereunder and deliverable at the First Closing, the original minute books, share registers, statutory registers, corporate records, chops, seals, bank materials, tax control devices, administrator credentials and other control items of the Company Group; and

(vii) a certificate executed by a duly authorized officer of the Company, dated as of the First Closing Date, certifying, solely with respect to the Company Group, that (a) the representations and warranties of the Company set forth in this Agreement that are qualified by materiality are true and correct, and those not so qualified are true and correct in all material respects, in each case as of the date of this Agreement and as of the First Closing Date as though made on and as of the First Closing Date (except to the extent expressly made as of a specific date, in which case as of such date), and (b) the Company has performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by the Company on or prior to the First Closing Date.

(viii) such other corporate records, certificates and documents reasonably requested by the Buyer in connection with the consummation of the First Closing and the registration of the transfer of the Shares at the Second Closing.

Section 2.4 Second Closing Deliverables.

On the Second Closing Date:

(a) Buyer Deliverables. The Buyer shall deliver, or cause to be delivered, to the Seller and/or the Company, as applicable:

(i) the Second Closing Cash Payment, which shall be made to a bank account designated by the Seller in writing; and

(ii) evidence of the issuance of the Consideration Shares to the Seller on the Second Closing Date.

(b) Company Deliverables. The Company shall deliver, or cause to be delivered, to the Buyer:

(i) such evidence of the registration of the transfer of the Shares, and such updated registers of members, registers of directors and other equivalent corporate records of the Company and each Company Subsidiary, in each case to the extent applicable, reflecting the transactions contemplated hereby and the post-Closing ownership and management structure, together with copies certified by the registered agent or other appropriate custodian, if applicable;

(ii) such other evidence of the consummation of the transactions contemplated hereby, and such updated corporate records, certificates and documents, as the Buyer may reasonably request;

(iii) a certificate executed by a duly authorized officer of the Company, dated as of the Second Closing Date, certifying, solely with respect to the Company Group, that (A) the representations and warranties of the Company set forth in this Agreement that are qualified by materiality are true and correct, and those not so qualified are true and correct in all material respects, in each case as of the date of this Agreement and as of the Second Closing Date as though made on and as of the Second Closing Date (except to the extent expressly made as of a specific date, in which case as of such date), (B) the Company has performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by the Company on or prior to the Second Closing Date, and (C) the updated Company Disclosure Schedules delivered at the Second Closing are true, correct and complete in all material respects as of the date thereof; and

(iv) updated Company Disclosure Schedules, updated through the day prior to the Second Closing Date.

(c) Seller Deliverables. The Seller shall deliver, or cause to be delivered, to the Buyer:

(i) Acceptable Tax Evidence in accordance with Section 6.9; and

(ii) all other certificates, consents, approvals and ancillary documents required to be delivered by the Seller at the Second Closing pursuant to this Agreement.

2.5. Purchase Price and Consideration Shares Issuance.

(a) The Purchase Price shall consist of (i) the Cash Consideration, and (ii) the Consideration Shares.

(b) The First Closing Cash Payment shall be paid by the Buyer to the Seller at the First Closing in accordance with Section 2.3. The Second Closing Cash Payment shall be paid by the Buyer to the Seller at the Second Closing in accordance with Section 2.4. The Deferred Cash Consideration shall be retained by the Buyer and shall be payable, if at all, only in accordance with Section 2.7.

(c) Subject to this Section 2.5 and Sections 2.6, 2.7 and 2.8 below, the receipt of the Required Shareholder Approval, the effectiveness of the Authorized Share Increase, the availability of sufficient authorized but unissued Buyer Shares, and applicable Law, including Nasdaq Listing Rule 5635, the Buyer shall, on the Second Closing Date, issue the Consideration Shares to the Seller (or such designees as designated by the Seller) in book-entry form, duly registered in the name of the Seller, and shall deliver to the Seller evidence of such issuance in accordance with Section 2.4(a).

(d) To the extent required by applicable Law, Nasdaq rules (including, if needed, Nasdaq Listing Rule 5635) or any other applicable securities law or stockholder approval requirement, the issuance, continued holding, release, forfeiture, cancellation or other treatment of the Consideration Shares shall be subject to receipt of such approval or compliance with such requirement, and the Buyer shall use commercially reasonable efforts to obtain any such approval or satisfy any such requirement as promptly as practicable. No Consideration Shares shall be granted or issued unless and until the Buyer’s stockholder approval required to be obtained by the Buyer pursuant to Nasdaq Listing Rule 5635 or other applicable Law has been obtained.

(e) In the event of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares, merger, consolidation, spin-off, or similar transaction affecting the Buyer Shares, the Buyer shall make such equitable and proportionate adjustments to the Consideration Shares and Supplemental Shares, if applicable, in good faith to be necessary to preserve the intended economic effect of this Agreement.

2.6. Lock-Up Restrictions

(a) Unless and until leaked out from the Lock-Up Restrictions in accordance with Section 2.7, all Consideration Shares issued shall be deemed “Restricted Consideration Shares” and shall be subject to the Lock-Up Restrictions. Any Consideration Shares that have leaked out from the Lock-Up Restrictions in accordance with Section 2.7 shall be referred to herein as “Leaked-Out Consideration Shares”; provided that any such leak-out shall remain subject to the sale proceeds limitation, brokerage statement reporting, carry-forward, surrender, forfeiture and cancellation provisions set forth in Sections 2.6, 2.7 and 2.8.

For purposes of this Agreement, “Lock-Up Restrictions” shall mean, with respect to any Restricted Consideration Shares, that, until such Restricted Consideration Shares have leaked out in accordance with Section 2.7, such Restricted Consideration Shares may not be sold, assigned, transferred, pledged, encumbered, or otherwise disposed of, directly or indirectly. For the avoidance of doubt, the release of any Consideration Shares from the Lock-Up Restrictions shall not release the Seller from the sale proceeds limitation, reporting obligations, carry-forward, surrender, forfeiture, or cancellation obligations set forth in Sections 2.6, 2.7 and 2.8.

The Buyer shall place, or cause to be placed, such legends, stop-transfer instructions, transfer agent notations, and other restrictive measures on such Restricted Consideration Shares as the Buyer deems reasonably necessary or appropriate to reflect the Lock-Up Restrictions and compliance with applicable securities laws, including, without limitation, a legend substantially in the following form:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN LOCK-UP, TRANSFER, FORFEITURE, AND CANCELLATION PROVISIONS SET FORTH IN THAT CERTAIN SHARE PURCHASE AGREEMENT, DATED AS OF JULY 30, 2026, BY AND AMONG HITEK GLOBAL INC., JU FU LIMITED, FOURTH COCO TECHNOLOGY LIMITED, BEIJING FOURTH COCO TECHNOLOGY CO., LTD. (北京四个椰子信息技术有限公司), AND MAI THI MY UT, AS MAY BE AMENDED FROM TIME TO TIME. THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED EXCEPT UPON DELIVERY TO HITEK GLOBAL INC. OF AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO IT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(b) The Buyer shall maintain on its Books and Records appropriate legends, notations, stop transfer instructions and such other administrative procedures as may be necessary to give effect to the Lock-Up Restrictions and the leak-out, sale proceeds limitation, supplemental share, forfeiture, surrender, cancellation, and anti-dilution mechanics contemplated by this Article II.

(c) Any sale, transfer, or other disposition of any Leaked-Out Consideration Shares shall in all events remain subject to applicable U.S. federal securities Laws, including Rule 144 under the Securities Act, any applicable registration statement, any other applicable state securities Laws, stock exchange requirements, transfer restrictions not arising under this Article II, and the sale proceeds limitation set forth in Sections 2.7 and 2.8.

(d) The Seller shall sell Leaked-Out Consideration Shares and Supplemental Shares only through a brokerage account designated by the Seller and reasonably acceptable to the Buyer, and shall provide to the Buyer copies of brokerage account statements and trade confirmations, or other written records issued by the Seller’s broker or custodian, reasonably satisfactory to the Buyer, showing the number of Buyer Shares sold by the Seller, the dates of sale, sale prices, gross sale proceeds, brokerage fees and commissions, and net proceeds received by the Seller.

(e) The Seller shall not sell Leaked-Out Consideration Shares or Supplemental Shares in excess of the applicable annual or cumulative sale proceeds limitation set forth in Section 2.7 without the prior written consent of the Buyer. Once the Seller has received Realized Proceeds equal to the applicable annual or cumulative sale proceeds cap for a Performance Period, the Seller shall promptly cease selling Leaked-Out Consideration Shares and Supplemental Shares until additional Consideration Shares become eligible for sale in a subsequent Performance Period pursuant to Section 2.7.

(f) Any sale by the Seller in breach of this Section 2.6 shall constitute a material breach of this Agreement. Any Realized Proceeds received by the Seller in excess of the applicable annual or cumulative sale proceeds limitation shall, at the Buyer’s election, be credited against the next applicable annual or cumulative sale proceeds limitation or, after the Seller has received aggregate Realized Proceeds equal to the aggregate Annual Realization Amounts earned by the Seller pursuant to Section 2.7, be promptly paid over to the Buyer.

2.7. Performance-Based Leak-Out; Sale Proceeds Limitation; Carry-Forward; Cancellation.

(a) Subject to Sections 2.6, 2.7, and 2.8, the Restricted Consideration Shares shall become eligible to leak out from the Lock-Up Restrictions, and the Deferred Cash Consideration shall become payable, in each case only if the applicable Performance Target has been achieved, in accordance with the following schedule:

Performance Period	Period Dates	Performance Target (Based on Audited Income)		Consideration Shares Eligible to Leak Out from the Lock-Up Restrictions	Deferred Cash Consideration Eligible to be Paid		Annual Realization Amount		Cumulative Realization Cap
Period I	January 1, 2026 to December 31, 2026	US$	1,000,000	As provided in Section 2.7(b)	US$	1,000,000	US$	2,000,000	US$	2,000,000
Period II	January 1, 2027 to December 31, 2027	US$	1,200,000	As provided in Section 2.7(b)	US$	1,000,000	US$	2,000,000	US$	4,000,000
Period III	January 1, 2028 to December 31, 2028	US$	1,450,000	As provided in Section 2.7(b)	US$	1,000,000	US$	2,000,000	US$	6,000,000

(b) If the Audited Income for any applicable Performance Period equals or exceeds the Performance Target for such Performance Period, then, upon the determination thereof in accordance with Section 2.7(c), (i) the applicable portion of the Deferred Cash Consideration set forth in the schedule in Section 2.7(a) shall become payable to the Seller, and (ii) such number of Restricted Consideration Shares as is reasonably necessary, based on the then-current market price of the Buyer Shares, to permit the Seller to receive Realized Proceeds up to the applicable Annual Realization Amount and Cumulative Realization Cap shall leak out from the Lock-Up Restrictions and shall thereafter constitute Leaked-Out Consideration Shares; provided that the Seller may sell such Leaked-Out Consideration Shares only in accordance with Sections 2.6, 2.7 and 2.8 and only up to the applicable Annual Realization Amount and Cumulative Realization Cap. If the remaining Restricted Consideration Shares are insufficient to permit the Seller to receive such Realized Proceeds, the supplemental share provisions set forth in Section 2.8 shall apply.

(c) The Buyer shall determine, based on the applicable financial report prepared by its independent auditor on or before the due date (including any extension properly obtained under the Exchange Act) of the Buyer’s annual report required to be filed under the Exchange Act for the applicable fiscal year ended December 31, whether the applicable Performance Target has been achieved for each of Performance Period I, Performance Period II, and Performance Period III, respectively; provided that, if notwithstanding the Buyer’s reasonable best efforts the Buyer is unable to make any such determination by the applicable due date because the applicable financial report is not yet available as a result of the audit procedures for the applicable period not having been completed, the Buyer shall make such determination as promptly as practicable, and in any event within five (5) Business Days after completion of such audit procedures. Any Deferred Cash Consideration that becomes payable pursuant to this Section 2.7 shall be paid by the Buyer to the Seller within fifteen (15) Business Days after the final determination that the applicable Performance Target has been achieved, subject to the Buyer’s right to set off any indemnification claims, Losses, or other amounts payable by the Seller under this Agreement.

(d) If the Audited Income for any Performance Period is less than the Performance Target for such Performance Period, then, upon the determination thereof, (i) the portion of the Deferred Cash Consideration that would otherwise have become payable with respect to such Performance Period shall be forfeited and shall no longer be payable by the Buyer to the Seller, and (ii) the Annual Realization Amount for such Performance Period shall be forfeited, the Cumulative Realization Cap for such Performance Period and each subsequent Performance Period shall be reduced by such forfeited amount, and no Restricted Consideration Shares shall become eligible to leak out from the Lock-Up Restrictions with respect to such Performance Period. Any Restricted Consideration Shares remaining subject to the Lock-Up Restrictions shall remain subject to the terms of this Agreement and shall be subject to surrender and cancellation in accordance with Section 2.7(g).

(e) Except as otherwise required by applicable Law or the organizational documents of the Buyer, after issuance of the Consideration Shares pursuant to Article II, the Seller shall be the record owner of the Consideration Shares issued in its name and shall be entitled to vote such Consideration Shares and receive dividends, if any, on such Consideration Shares; provided that any stock dividends or other shares distributed with respect to Restricted Consideration Shares shall themselves be treated as Restricted Consideration Shares and shall remain subject to restrictions under this Agreement.

(f) If, during any Performance Period, the Seller receives the Realized Proceeds equal to the applicable Annual Realization Amount or Cumulative Realization Cap before selling all Leaked-Out Consideration Shares then eligible for sale, all remaining Consideration Shares shall be carried forward and may be sold in a subsequent Performance Period, subject to the applicable Annual Realization Amount, Cumulative Realization Cap and all other restrictions set forth in this Agreement.

(g) Following the end of Performance Period III, once the Seller has received aggregate Realized Proceeds equal to the aggregate Annual Realization Amounts earned by the Seller pursuant to this Section 2.7, any remaining unsold Leaked-Out Consideration Shares and Supplemental Shares shall be promptly surrendered to the Buyer for cancellation for no consideration. Until such surrender and cancellation, such shares shall remain subject to the transfer restrictions, sale proceeds limitations, reporting obligations, and cancellation provisions set forth in this Agreement.

2.8. Anti-Dilution; Supplemental Shares.

(a) If, with respect to any Performance Period, (i) the applicable Performance Target has been achieved, (ii) the Seller has complied in all material respects with Sections 2.6 and 2.7, and (iii) the Realized Proceeds actually received by the Seller from the sale of the Leaked-Out Consideration Shares (and any Supplemental Shares then eligible for sale, if applicable) are less than the applicable Annual Realization Amount or Cumulative Realization Cap, then the Parties shall discuss in good faith the issuance by the Buyer of additional Supplemental Shares to the Seller to address such shortfall.

(b) The number of Supplemental Shares, if any, and the issuance price or valuation basis for such Supplemental Shares shall be determined by the Buyer in good faith at the applicable time, taking into account the then-current market price of the Buyer Shares, applicable Law, SEC requirements, Nasdaq Listing Rules, any required stockholder approval, any required Nasdaq approval, and the facts and circumstances then existing.

(c) If any share split, reverse share split, share consolidation, subdivision, recapitalization, reclassification or other similar change in the capitalization or share structure of the Buyer occurs before the issuance of any Supplemental Shares or before the full implementation of the sale proceeds limitation and supplemental share mechanism contemplated by Sections 2.6, 2.7 and 2.8, the number of Consideration Shares, Supplemental Shares and any applicable share numbers set forth in this Agreement shall be equitably adjusted to preserve the economic intent of the Parties.

(d) Notwithstanding anything to the contrary in this Agreement, other than the Deferred Cash Consideration expressly payable pursuant to Section 2.7, the Buyer shall have no obligation to make any cash payment to the Seller in respect of any shortfall between the Realized Proceeds actually received by the Seller and any Annual Realization Amount, Cumulative Realization Cap or US$6,000,000.

(e) Any Supplemental Shares issued pursuant to this Section 2.8 shall be subject to the same lock-up, sale proceeds limitation, brokerage statement reporting, carry-forward, surrender and cancellation provisions applicable to the Consideration Shares under Sections 2.6 and 2.7.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY

Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to the Buyer as follows as of the date hereof and as of each Closing Date:

3.1. Corporate Existence and Power.

The Company is a BVI business company duly incorporated, validly existing and, to the extent applicable, in good standing under the Laws of the British Virgin Islands, and has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on the Business as currently conducted. Each Company Subsidiary is duly incorporated, organized or established, validly existing and, to the extent applicable, in good standing under the Laws of its jurisdiction of incorporation, organization or establishment, and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The PRC Subsidiary directly conducts all material operating activities of the Business, and the Company Group possesses all requisite power, authority and, subject to Section 3.16, all material governmental approvals, registrations, licenses, permits and authorizations required to conduct the Business as currently conducted. Neither the Company nor any Company Subsidiary has taken any action, adopted any plan, or made any agreement in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation, other than the transactions contemplated by this Agreement.

3.2. Authorization; Enforceability.

The execution, delivery, and performance by the Company of this Agreement and any of the additional agreements to which the Company is, or is specified to be, a party, and the consummation by the Company of the transactions contemplated hereby and thereby, are within the corporate or other applicable powers of the Company and have been duly authorized by all necessary corporate or other action on the part of the Company. This Agreement constitutes, and upon their execution and delivery any of the additional agreements will constitute, a valid and legally binding obligation of the Company that is a party thereto, enforceable against the Company in accordance with their respective terms, subject to (i) applicable Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general principles of equity.

3.3. Charter Documents; Corporate Records; Legality.

The Company has made available to the Buyer true and complete copies of its Charter Documents and the Charter Documents of each Company Subsidiary, in each case as in effect on the date hereof, together with true and complete copies of applicable minute books, share registers, registers of members, registers of directors, and other comparable organizational records of the Company and each Company Subsidiary. The execution, delivery, and performance by the Company and the Seller of this Agreement and any additional agreement to which the Company or the Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the Charter Documents of the Company or any Company Subsidiary, or (b) violate any applicable Law to which the Company, any Company Subsidiary, or the Seller (in respect of the Seller’s obligations hereunder) is subject, in each case in any manner that would reasonably be expected to be material to the Company Group or to the ability of the Seller to consummate the transactions contemplated hereby. Neither the Company nor any Company Subsidiary has taken any action in violation of its Charter Documents that remains uncured.

3.4. Subsidiaries; Group Structure.

(a) Schedule 3.4 sets forth a true and complete list of the Company Subsidiaries, and for each such subsidiary, its jurisdiction of incorporation, organization or establishment, and the percentage of its outstanding equity interests owned, directly or indirectly, by the Company.

(b) All of the issued and outstanding equity interests of each Company Subsidiary are (i) duly authorized, validly issued, fully paid and non-assessable, and (ii) owned, directly or indirectly, by the Company free and clear of all Liens other than Permitted Liens.

(c) The Company Group is organized through a direct equity holding structure and not through any variable interest entity, contractual control, nominee, trust, power-of-attorney control or similar arrangement. Neither the Company nor any Subsidiary is a party to any agreement relating to the formation of any joint venture, partnership, variable interest entity, contractual control arrangement or other similar arrangement with respect to any business of the Company or any Company Subsidiary.

(d) There are no outstanding options, warrants, or other rights (contingent or otherwise), agreements, arrangements or commitments of any character relating to the issuance, sale, transfer or voting of, or providing any Person with any rights to acquire, any equity interests in any Company Subsidiary, and there are no outstanding obligations of the Company or any Subsidiary to issue, grant or enter into any such option, warrant, right, agreement, arrangement or commitment.

(e) Other than the subsidiaries listed on Schedule 3.4, neither the Company nor any Company Subsidiary owns, directly or indirectly, any equity interest in any other Person, and there is no obligation to make any investment in or capital contribution to any other Person.

3.5. Capitalization and Ownership.

(a) All of the issued and outstanding Shares are owned of record and beneficially by the Seller, and no other equity or voting securities of the Company are issued or outstanding. The Shares have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable Laws.

(b) There is no Contract that requires, or, to the Knowledge of the Company or the Seller, upon the occurrence of any event would require, the Company or any Company Subsidiary to issue, or grant any Person the right to acquire, any equity securities of the Company or any Company Subsidiary or any security or instrument exercisable for, exchangeable for or convertible into any equity securities of the Company or any Subsidiary.

(c) There are no voting trusts, proxies, shareholders’ agreements or other Contracts relating to the voting, transfer or disposition of the Shares or any equity interests in any Company Subsidiary other than this Agreement.

3.6. Assumed Names; Brand; Websites and Digital Properties.

(a) Schedule 3.6 is a complete and correct list of all assumed, trade, brand, “doing business as” or similar names currently or formerly used by the Company or any Company Subsidiary, including the “Beijing Fourth Coco” (四个椰子) brand and any English or Chinese variants thereof. Neither the Company nor any Company Subsidiary has used any name other than the names listed on Schedule 3.6 to conduct the Business.

(b) Schedule 3.6 sets forth all material Websites, domain names, social media accounts, mobile applications, mini programs, and other digital properties used in or relating to the Business. Except as set forth on Schedule 3.6, all such material digital properties are in good working order in all material respects.

3.7. [Reserved].

3.8. Financial Statements; Undisclosed Liabilities; Settlements and Revenue Matters.

(a) The audited financial statements and management accounts of the Company Group delivered or made available to the Buyer in accordance with Article II (i) have been prepared from the Books and Records of the Company Group, (ii) except as set forth on Schedule 3.8(a), have been prepared in accordance with the U.S. GAAP or on a basis consistently applied throughout the periods indicated, (iii) fairly present in all material respects the financial position of the Company Group as of the respective dates thereof and its results of operations and cash flows for the periods then ended, (iv) contain and reflect all adjustments necessary for a fair presentation of the Company Group’s financial condition as of their respective dates, and (v) contain and reflect adequate provisions in all material respects for all Taxes of the Company Group with respect to the periods then ended.

(b) Except as set forth in the Audited Financial Statements or on Schedule 3.8(b), the Company Group does not have any Liabilities, other than Liabilities (i) incurred in the ordinary course of business since the date of the latest Audited Financial Statements and consistent with past practice, or (ii) that would not, individually or in the aggregate, be material to the Company Group. The Audited Financial Statements accurately reflect in all material respects the outstanding Indebtedness of the Company Group as of the respective dates thereof.

(c) There are no off-balance sheet liabilities, obligations or arrangements of the Company Group other than those that are not material to the Company Group.

(d) All Books and Records of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as set forth on Schedule 3.8(d), the Company Group’s records, systems, controls, data and information are recorded, stored, maintained and operated under the ownership or control of the Company Group or pursuant to valid third-party arrangements entered into in the ordinary course of business.

(e) Except as set forth on Schedule 3.8(e), all material rebates, agency commissions, media settlements, traffic acquisition costs, prepayments, customer advances, deferred revenue, pass-through costs, platform credits, channel incentives and similar arrangements of the Company Group have been accurately recorded and reflected in the Books and Records and, as applicable, the Audited Financial Statements. Except as set forth on Schedule 3.8(e), there are no undisclosed side rebate arrangements, off-book settlement arrangements, oral rebate commitments, unrecorded customer credits, unrecorded supplier obligations or other similar arrangements that would reasonably be expected to result in material Liabilities or material downward adjustments to recognized revenue.

3.9. [Reserved].

3.10. Books and Records; Bank Accounts; Chops; Control Items; Handover.

(a) The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of the Company and any Company Subsidiaries. The Company Group maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s authorization; (ii) access to assets is permitted only in accordance with management’s authorization; and (iii) recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b) The Company Group has made available to the Buyer for inspection all Books and Records of the Company Group that the Buyer has reasonably requested, and has delivered to the Buyer true and complete copies of all documents referred to in the Disclosure Schedules or otherwise requested by the Buyer.

(c) Schedule 3.10(c) sets forth a true and complete list of all bank accounts, payment accounts, securities accounts, online banking arrangements, cash management arrangements, company chops, financial chops, contract chops, invoice chops, customs chops, legal representative seals, USB keys, tax control devices, digital certificates, administrator credentials, and other control items used by the Company Group in the conduct of the Business. The Company Group has full legal title to, possession of or legal control over all such items, and all such items may be delivered or transitioned to the Buyer or the Company Group’s post-Closing designees in accordance with this Agreement.

(d) Except as set forth on Schedule 3.10(d), there is no restriction, impediment, side arrangement or undisclosed agreement that would prevent or materially delay, following the Second Closing, the replacement or appointment of directors, officers, managers, supervisors, legal representatives, authorized signatories, bank mandate holders, chop custodians, tax control custodians, system administrators or other control persons of the Company Group in accordance with applicable Law and the Charter Documents.

3.11. Absence of Certain Changes.

(a) Except as set forth in Schedule 3.11(a), since the date of the latest Audited Financial Statements, the Company Group has conducted the Business in the ordinary course of business consistent with past practice, and, other than in the ordinary course of business consistent with past practice, there has not been:

(i) any material adverse change in the Business or the financial condition, results of operations, assets or liabilities of the Company Group;

(ii) any capital expenditure, commitment for capital expenditure or capital lease obligation, except in the ordinary course of business consistent with past practice;

(iii) any sale, lease, license or other disposition of any material asset of the Company Group, except pursuant to existing Contracts disclosed herein and sales of services or inventory in the ordinary course of business;

(iv) any incurrence of any Lien on any material asset of the Company Group, other than Permitted Liens;

(v) any merger, consolidation, business combination or acquisition of any Person or business;

(vi) any material change in accounting principles, methods or practices, except as required by applicable accounting standards;

(vii) any material increase in compensation, commission, bonus, benefits or other remuneration payable to any Business Employee, other than increases made in the ordinary course of business consistent with past practice;

(viii) any hiring or termination of any Key Employee other than in the ordinary course of business consistent with past practice;

(ix) any resignation or notice of resignation of any Key Employee, or any written notice from any Key Employee of an intention not to continue employment or engagement after each Closing;

(x) any material loss, suspension, revocation, restriction or termination of any Advertising Account, Material Customer, Material Contract, Permit or material item of Owned Intellectual Property;

(xi) any material data breach, cybersecurity incident or violation of Data Protection Laws;

(xii) any declaration, setting aside or payment of any dividend or other distribution by the Company or any Subsidiary;

(xiii) any borrowing of money or incurrence of Indebtedness other than in the ordinary course of business;

(xiv) any agreement or commitment to do any of the foregoing.

(b) Except as set forth in Schedule 3.11(b), since the execution of this Agreement through and including each Closing Date, neither the Company nor any Company Subsidiary has taken any action, or failed to take any action, that would have violated any covenant of the Company or the Seller set forth in this Agreement if such covenant had been in effect during such period.

3.12. Real Property; Tangible Assets; Sufficiency of Assets; Continued Operation.

(a) Schedule 3.12(a) sets forth all Offices and all Real Property used by the Company Group in connection with the conduct of the Business, together with the applicable Leases. The use and operation by the Company Group of any such Real Property are in compliance in all material respects with all covenants, conditions, restrictions, easements and other similar matters affecting such Real Property. Neither the Company nor any Company Subsidiary is in material default under any Lease.

(b) Each item of Tangible Assets is in operating condition and repair (ordinary wear and tear excepted), has been maintained in accordance with normal industry practice and is suitable for its current use in the Business.

(c) The Company Group has, and upon consummation of the transactions contemplated by this Agreement will continue to have, good and valid title to, or a valid leasehold or license interest in, all of its properties and assets (whether tangible or intangible), free and clear of all Liens other than Permitted Liens and those set forth on Schedule 3.12(c).

(d) The properties and assets owned, leased, licensed or otherwise legally controlled by the Company Group, together with the rights to receive the Contributed Assets, constitute all properties and assets used in and reasonably necessary to conduct the Business as presently conducted.

(e) Except as set forth on Schedule 3.12(e) or as otherwise expressly contemplated by a Transition Services Agreement, immediately following each Closing, the Buyer shall be able to continue to conduct the Business through the Company Group in substantially the same manner as conducted immediately prior to each Closing, without the need for any material assets, services, personnel, permits, licenses, systems, accounts, data, contracts, rights or other support from the Seller or any Affiliate of the Seller.

3.13. Intellectual Property.

(a) Schedule 3.13(a) sets forth a true and complete list of all material Intellectual Property, software, platforms, source code, databases, material domain names and social media accounts owned by or licensed to the Company Group.

(b) The Intellectual Property owned by, or licensed to, the Company Group under valid and enforceable agreements constitutes all Intellectual Property material to, or used or held for use in, the conduct of the Business as currently conducted, including all Intellectual Property necessary for the operation of the Demand-Side Platform (“DSP”), Supply-Side Platform (“SSP”), Advertising Exchange (“ADX”), Data Management Platform (“DMP”), and the related advertising, analytics, campaign management and optimization systems used in the Business (collectively, the “Ad Tech Systems”).

(c) The consummation of the transactions contemplated by this Agreement will not, in and of itself, result in the loss of, or otherwise adversely affect in any material respect, the Company Group’s right to own or use any of the Intellectual Property listed in Schedule 3.13(a).

(d) The ownership and use in the ordinary course of the Business by the Company Group of the Intellectual Property does not infringe, misappropriate, or otherwise violate any valid Intellectual Property or privacy right of any third-party. There is no Proceeding pending against, or, to the Knowledge of the Company, threatened in writing against, the Company Group (i) challenging or seeking to deny, cancel or restrict the Company Group’s rights in any Owned Intellectual Property, or (ii) alleging that the use of the Owned Intellectual Property, or any services provided, processes used or products sold by the Company Group, infringes, misappropriates or otherwise violates any Intellectual Property of any third party.

(e) Except as set forth on Schedule 3.13(e), the Company Group owns all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens other than Permitted Liens, and has the right to use the Owned Intellectual Property in the conduct of the Business as currently conducted.

(f) The Company Group has taken all actions reasonably necessary, in accordance with normal industry practice, to maintain and protect the Owned Intellectual Property that is material to the Business, including trade secrets, confidential information, source code, credentials and internal systems.

(g) Each current and former Business Employee, consultant and contractor who has materially contributed to the creation, development, modification or improvement of any Owned Intellectual Property has executed a valid and enforceable agreement assigning to the applicable Company Group member all right, title and interest in and to such Owned Intellectual Property and containing customary confidentiality obligations.

3.14. Litigation; Investigations; Orders.

Except as set forth in Schedule 3.14, there is no Action pending against, or, to the Knowledge of the Company or the Seller, threatened in writing against or affecting, the Company Group, any of their respective directors, supervisors, officers or managers, the Seller or the Business, before any court, arbitrator, Governmental Authority or platform operator. There is no Action pending or, to the Knowledge of the Company or the Seller, threatened that challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements. There are no outstanding judgments, orders, awards, injunctions, decrees or Governmental Orders against the Company Group. Neither the Company nor any Subsidiary is now, nor has been within the past five (5) years, a party to or the subject of any material proceeding, investigation or inquiry by any competition, employment, labor, tax, advertising, cybersecurity, data protection, consumer protection or other Governmental Authority.

3.15. Contracts; Customers; Suppliers; Accounts; Receipts and Payments.

(a) Each Material Contract and each other Contract to which the Company Group is a party is a valid and binding agreement of the applicable Company Group member and is in full force and effect. Neither the Company nor any Company Subsidiary is in material breach or default thereunder and, to the Knowledge of the Company and the Seller, no other party thereto is in material breach or default thereunder.

(b) Schedule 3.15(b) lists each Material Contract of the Company Group, including:

(i) any Contract with any Material Customer or any other material customer;

(ii) any Media Supplier Contract or other Contract with any publisher, platform, media owner, ad exchange, ad network, search engine, social media platform, traffic supplier or channel partner;

(iii) any Contract relating to the operation or use of any Advertising Accounts, data analytics systems, Ad-Tech systems, DSP, SSP, ADX, DMP or other material Information Technology;

(iv) any Contract relating to cloud services, hosting, software licenses, technology outsourcing, cybersecurity, data processing or cross-border data transfer that is material to the Business;

(v) any Contract involving exclusivity, minimum spend, guaranteed volume, rebates, revenue-sharing, preferred pricing, rights of first refusal, most-favored nation obligations or other similar restrictions or rights;

(vi) any Contract relating to Indebtedness or creating or granting any Lien other than Permitted Liens;

(vii) any Contract with the Seller or any Affiliate of the Seller;

(viii) any Contract with any current or former director, officer, manager, Key Employee or consultant other than ordinary course Employee Agreements;

(ix) any settlement agreement or other Contract involving continuing obligations or restrictions that are material to the Business;

(x) any other Contract that is material to the Business, taken as a whole.

(c) Except as set forth on Schedule 3.15(c), no Material Contract contains any provision that would result in a termination, suspension, loss of rights, acceleration, consent requirement or material adverse consequence as a result of the transactions contemplated hereby.

(d) All material customer Contracts, Media Supplier Contracts, Advertising Accounts, operating accounts, receipt and payment arrangements, settlement arrangements and material business records relating to the Business are held by, entered into with, owned, controlled or conducted through the Company Group, and, to the extent applicable in the ordinary course of operation of the Business, through the PRC Subsidiary.

(e) Except as set forth on Schedule 3.15(e), the Company Group has not received written notice from any Material Customer, material supplier, platform operator, publisher, media owner or other material channel partner terminating or materially reducing its relationship with the Company Group, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in any such termination or material reduction following each Closing.

3.16. Licenses; Permits; Regulatory Compliance.

(a) Each of the Company and each Company Subsidiary possesses all Permits necessary for the ownership and operation of its properties and for the conduct of the Business as currently conducted. Schedule 3.16(a) sets forth all material Permits, registrations, filings, certifications and approvals issued to or held by the Company Group, including all material permits, qualifications, registrations, licenses, software registrations, high-tech or tax incentive certificates, information security certifications, data security or information system security certifications and similar rights used in the Business.

(b) All such Permits are valid and in full force and effect, and none of such Permits will be terminated, impaired or become terminable as a result of the consummation of the transactions contemplated by this Agreement, except where the failure of such Permits to remain in full force and effect would not reasonably be expected to be material to the Company Group.

(c) The Company Group is in compliance in all material respects with all applicable Laws relating to advertising, internet business operations, consumer protection, anti-unfair competition, telecommunications, data protection, cybersecurity, employment, taxation, foreign exchange, anti-bribery, anti-money laundering and other Laws applicable to the conduct of the Business.

(d) The Company Group has not received any written notice from any Governmental Authority or, to the Knowledge of the Company, any platform operator alleging any material violation of applicable Law or the terms of any Permit or Advertising Account.

3.17. Employees; Business Employees.

(a) Schedule 3.17(a) sets forth a true, correct and complete list, as of the date hereof, of all Business Employees of the Company Group, and for each current Business Employee of the Company Group and each current individual service provider engaged by the Company Group as an Independent Contractor, consultant, dispatched worker, leased employee or other non-employee service provider, sets forth: (i) anonymized employee ID number (if applicable), (ii) title and grade level or position/function, (iii) employer name, (iv) employment start date, (v) work location, (vi) whether full-time or part-time, (vii) classification as exempt or non-exempt under applicable Law, or working hour category under applicable Law, as applicable, (viii) current annual base compensation rate, wage rate or service fee rate, as applicable, (ix) target annual bonus or other incentive-based compensation opportunity, if any, (x) leave status (and, if on leave, the anticipated return date, if known), (xi) visa or work permit status (if applicable), (xii) whether such person is a Key Employee and whether such person is expected to be a Continuing Employee, and (xiii) with respect to each Key Employee or each person expected to be a Continuing Employee, the expiration date of such person’s current employment or service agreement, if any, whether such person is expected to continue employment or engagement with the Company Group following the Closing, and whether such person is required to enter into a new employment agreement, service agreement, confidentiality agreement, non-competition agreement, non-solicitation agreement, non-interference agreement, invention assignment agreement or other restrictive covenant agreement in connection with the transactions contemplated hereby.

(b) [Reserved].

(c) [Reserved].

(d) Except as set forth on Schedule 3.17(a), no Key Employee or Continuing Employee has delivered written notice of resignation or termination of employment or service, no such person has stated verbally to the Company Group that he or she intends to resign or terminate employment or service, and, to the Knowledge of the Company Group, no fact or circumstance exists that would reasonably be expected to result in the resignation, termination or unavailability of any of such individuals within twelve (12) months following the Second Closing Date.

(e) Except as set forth on Schedule 3.17(a), all Business Employees who primarily perform services for the Business are employed or engaged directly by the Company Group, and no material portion of the operation of the Business is dependent upon any employee, consultant or other service provider of the Seller or any Affiliate of the Seller who is not listed on Schedule 3.17(a).

3.18. Employee Agreements; Restrictive Covenant Agreements.

(a) Schedule 3.18(a) sets forth a true and complete list of each material Employee Agreement and Restrictive Covenant Agreement. True, complete and correct copies of all such material agreements have been made available to the Buyer prior to the First Closing Date.

(b) Schedule 3.18(b) identifies each Key Employee or Continuing Employee who, in connection with or following each Closing, is required to enter into one or more new employment agreements, service agreements or other written arrangements with the Company Group (the “New Employment Agreements”), and/or new confidentiality, non-competition, non-solicitation, non-interference, invention assignment or other restrictive covenant agreements (the “New Restrictive Covenant Agreements”). True, complete and correct copies of the current forms of such New Employment Agreements and New Restrictive Covenant Agreements, in each case as proposed by the Company Group for use in connection with the transactions contemplated hereby, have been made available to the Buyer.

(c) Except as set forth on Schedule 3.18(a) or Schedule 3.18(b), the Company Group has not entered into any oral employment, compensation, retention, severance, Transaction Bonus, change in control, equity, phantom equity, profit-sharing or similar arrangement with any Business Employee that is not fully reflected in a written Employee Agreement or Employee Plan made available to the Buyer.

(d) Except as set forth on Schedule 3.18(a) or Schedule 3.18(b), no consent of any Business Employee is required under any existing Employee Agreement solely as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than, in the case of any Key Employee or Continuing Employee identified on Schedule 3.18(b), the execution of the applicable New Employment Agreement or New Restrictive Covenant Agreement contemplated thereby.

(e) To the Knowledge of the Company, as of the date of this Agreement, no Business Employee is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, confidentiality obligation, fiduciary duty, non-competition agreement, non-solicitation agreement, invention assignment agreement, restrictive covenant or other similar obligation: (i) owed to the Company Group; or (ii) with respect to Business Employees, owed to any third party with respect to such individual’s right to be employed or engaged by the Company Group.

3.19. Compliance with Labor Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company Group, the Company Group is, and for the past five (5) years has been, in compliance with all applicable Labor Laws and Orders relating to employment, labor and employment practices, including all Laws respecting terms and conditions of employment, hiring, wages, hours, overtime, minimum wage, salary payment, labor dispatch, the proper classification and treatment of individuals as non-employee contractors or consultants, social insurance contributions, housing fund contributions, mandatory provident fund or other statutory pension contributions, employee benefits, severance, termination, immigration, work permits, discrimination, harassment, retaliation, disability rights and benefits, restrictive covenants, workplace safety, occupational health, labor relations, employee consultation, employee leave and holiday requirements, plant closures, layoffs, workers’ compensation, workplace injury insurance and unemployment insurance.

(b) The Company Group has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to Business Employees and Independent Contractors under applicable Laws, Contracts and Company Group policy, and has timely made all required contributions to social insurance, housing fund, payroll taxes and other mandatory employee benefit funds, except, in each case, where the failure to do so would not, individually or in the aggregate, be material to the Company Group.

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with any labor union, works council or other labor organization or employee representative body, no current Business Employee of the Company Group is represented by any labor union, works council or other labor organization or employee representative body, and no collective bargaining agreement is being negotiated by the Company Group.

(d) There are no strikes, work stoppages, slowdowns, lockouts, picketing, handbilling, material labor grievances, labor arbitrations, labor disputes or other material labor controversies pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company Group. There are no, and for the past five (5) years there have not been, any (i) material claims or allegations of unfair labor practices pending or, to the Knowledge of the Company, threatened in writing against the Company Group before any labor relations tribunal or authority, or (ii) union organizing efforts by or involving any current Business Employees of the Company Group. For the past five (5) years, no labor union, works council, other labor organization or group of employees of the Company Group has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with any labor relations tribunal or authority.

(e) No present or former Business Employee has, or will have as of each Closing Date, any claim against the Company Group for wages, salary, overtime, commissions, bonuses, vacation, severance, social insurance, housing fund or other compensation or benefits, except for claims incurred in the ordinary course of business for the last payroll period prior to each Closing Date and claims that would not, individually or in the aggregate, be material to the Company Group.

(f) Each individual who currently provides or previously provided services to the Company Group and who is or was classified as an Independent Contractor, consultant, dispatched worker, leased employee or other non-employee service provider has been properly classified and treated as such in all material respects under applicable Law.

(g) The Company Group has not implemented any plant closing, mass layoff, reduction in force or similar action that would reasonably be expected to result in material liability under applicable Law.

(h) To the Knowledge of the Company, as of the date hereof, no current Business Employee has given written notice to the Company Group that he or she plans to terminate employment or engagement with the Company Group.

(i) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened in writing material Actions relating to Business Employees (in connection with their employment or engagement by the Company Group) or employment practices.

(j) Since the date that is five (5) years prior to the date hereof through the date of this Agreement, to the Knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made to the Company Group against any current or former director, officer, manager or employee in a supervisory role of the Company Group. Neither the Company nor any Subsidiary has entered into any settlement agreement relating to allegations of sexual harassment or sexual misconduct by any Business Employee.

3.20. Employee Plans; Compensation; No Transaction Bonuses.

(a) Schedule 3.20 sets forth a true and complete list of each material Employee Plan and each other material compensation, retention, commission, bonus, deferred compensation, profit sharing, phantom equity, stock option, equity appreciation, severance, termination, change in control or similar arrangement or understanding between the Company Group and any current or former Business Employee or other service provider.

(b) The Company Group does not maintain any equity or equity-based compensation plan, phantom equity arrangement or similar plan other than as disclosed on Schedule 3.20.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former Business Employee or other service provider, (ii) increase any benefits otherwise payable under any Employee Plan, (iii) accelerate the time of payment, funding or vesting of any compensation or benefits, or (iv) trigger any Transaction Bonus, Change in Control Payments or Severance Obligation, in each case except as set forth on Schedule 3.20.

(d) Except as set forth on Schedule 3.20, no officer, manager, employee, consultant, Independent Contractor or other service provider of the Company Group is entitled to any transaction bonus, sale bonus, change in control payment, retention bonus, milestone payment, severance or similar payment arising out of or in connection with this Agreement or the transactions contemplated hereby.

3.21. Tax Matters.

(a) The Company Group has duly and timely filed all Tax Returns required to be filed on or prior to each Closing Date, which Tax Returns are true, correct and complete in all material respects, and has duly and timely paid all Taxes due and payable in respect of all periods up to and including the date that includes each Closing Date, or has made adequate provision in its books and records and the Audited Financial Statements for any such Taxes that are not yet due.

(b) The Company Group has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over and reported all Taxes required to be so withheld or collected.

(c) No Taxing Authority has asserted in writing any deficiency or other adjustment that could result in an additional Tax Liability that has not been fully paid or adequately provided for. There is no audit, examination, investigation, dispute, proceeding or claim relating to any Tax Liability currently pending with respect to the Company Group and, to the Knowledge of the Company, no Taxing Authority has given written notice that it is contemplating any such proceeding.

(d) No statute of limitations with respect to any Tax Liability has been waived or extended by or on behalf of the Company Group except as set forth on Schedule 3.21(d), and no such waiver or extension is in effect.

(e) The Company Group is not and has never been party to any Tax sharing, Tax indemnity or Tax allocation agreement other than agreements entered into in the ordinary course of business the principal purpose of which is not related to Taxes.

(f) The Company Group has paid all required social insurance, housing fund, payroll taxes and related contributions for current and former Business Employees, except where the failure to do so would not, individually or in the aggregate, be material to the Company Group.

3.22. Business Operations; Advertising Accounts; Information Technology; Data Security; Platform Compliance.

(a) The Company Group owns, leases or otherwise has valid rights to use all Advertising Accounts, Information Technology, servers, websites, digital properties, software, systems and other computer equipment that are necessary for the operation of the Business as currently conducted.

(b) Schedule 3.22(b) sets forth all material Advertising Accounts, material software platforms, material cloud or hosted systems and other material business systems used in the Business, and identifies the Company Group entity that owns, controls or uses each such asset or account.

(c) All material Advertising Accounts are in good standing and active status, and there is no pending or, to the Knowledge of the Company, threatened suspension, revocation, restriction, freeze, lockout or termination of any material Advertising Account.

(d) Except as set forth on Schedule 3.22(d), the Company Group has not received any written notice from any platform operator, publisher, media owner or other material counterpart that any material Advertising Account, material media resource or material operating qualification used in the Business will be terminated, suspended, materially restricted or otherwise adversely affected as a result of the transactions contemplated hereby.

(e) The Company Group is in compliance in all material respects with all applicable platform terms, advertising account policies, media procurement rules, settlement rules, billing rules, advertiser verification requirements and other material rules and policies applicable to the material Advertising Accounts and media or platform relationships used in the Business. Except as set forth on Schedule 3.22(e), there are no material violations, abnormal traffic practices, rebate clawback risks, billing irregularities, settlement disputes or other facts or circumstances that would reasonably be expected to result in the suspension, restriction, chargeback, clawback, rebate reversal or termination of any material Advertising Account or material platform relationship.

(f) The Company Group has implemented commercially reasonable backup, disaster recovery, cybersecurity and access control measures for the Information Technology and data used in the Business.

(g) Except as set forth on Schedule 3.22(g), there has been no material data breach, material cybersecurity incident, material loss of data or unauthorized access to the Information Technology, Campaign Data, Client Data or other material data of the Company Group.

(h) The collection, use, storage, processing, transfer, disclosure and disposal of Campaign Data, Client Data, personal information and other data by the Company Group have been in compliance in all material respects with applicable Data Protection Laws and applicable contractual requirements. Except as set forth on Schedule 3.22(h), the Company Group has obtained all material notices, consents, authorizations or other lawful bases required under applicable Law and applicable contracts for the collection, use, storage, processing, sharing, entrustment, export, cross-border transfer and other handling of such data, and there is no pending or, to the Knowledge of the Company, threatened claim, inquiry, rectification order, penalty or other proceeding relating to any cross-border transfer, localization, customer or user authorization, privacy notice or data handling practice of the Company Group that would reasonably be expected to be material to the Company Group.

3.23. Powers of Attorney; Guarantees; Suretyships.

Neither the Company nor any Subsidiary has any general or special power of attorney outstanding (whether as grantor or grantee), or any obligation or liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligations of any other Person, except as set forth on Schedule 3.23 and except for obligations that would not, individually or in the aggregate, be material to the Company Group.

3.24. Other Information; Full Disclosure.

Neither this Agreement, nor the Disclosure Schedules, nor any documents or other written information made available to the Buyer or its Affiliates, attorneys, accountants, agents or representatives by or on behalf of the Company Group or the Seller in connection with the Buyer’s due diligence review of the Business or the transactions contemplated by this Agreement contains, as of the date furnished (or, in the case of this Agreement, as of the date hereof), any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

3.25. Money Laundering Laws; Sanctions; Anti-Bribery.

The operations of the Company Group are and have been conducted at all times in compliance in all material respects with all applicable anti-money laundering Laws, sanctions Laws, export control Laws and anti-bribery and anti-corruption Laws. No Action involving the Company Group with respect to any such Laws is pending or, to the Knowledge of the Company, threatened.

3.26. No Brokers.

No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, any Subsidiary or any of their respective representatives.

3.27. PRC Authority Approvals

The Company represents and warrants to the Buyer that, after having had the opportunity to consult with its PRC legal counsel, none of the transactions contemplated by this Agreement is subject to any consent, approval, authorization, filing, registration, clearance or other permission of, with, or from any Governmental Authority of the PRC, including, without limitation, the China Securities Regulatory Commission.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules, the Seller hereby represents and warrants to the Buyer as follows as of the date hereof and as of each Closing Date:

4.1. Ownership of Shares; Authority.

(a) The Seller is the sole legal and beneficial owner of the Shares, free and clear of any and all Liens other than restrictions arising under applicable securities Laws. There are no voting trusts, proxies, nominee arrangements, custodial arrangements, options, rights of first refusal, preemptive rights, powers of attorney, shareholders’ agreements or other Contracts relating to the ownership, voting or transfer of the Shares other than this Agreement. The Seller has good and marketable title to the Shares.

(b) The Seller has full legal capacity, power, and authority to execute and deliver this Agreement, to perform the Seller’s obligations hereunder and to consummate the transactions contemplated hereby. The Seller is not the subject of any bankruptcy, insolvency, reorganization, liquidation, receivership or similar proceeding. This Agreement has been, or at each Closing will be, duly executed and delivered by the Seller and is, or upon its execution and delivery will be, a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

(c) Neither the execution and delivery by the Seller of this Agreement, nor the consummation by the Seller of the transactions contemplated hereby, will (i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent or waiver under, any instrument, contract, agreement or arrangement to which the Seller is a party or by which the Seller is bound, or (ii) result in the imposition of any Lien upon the Shares.

4.2. Approvals.

Except as contemplated by this Agreement and except for those consents, approvals, waivers, authorizations, notices or filings set forth on Schedule 4.2, no consent, approval, waiver, authorization or novation is required to be obtained by the Seller from, and no notice or filing is required to be given by the Seller to or made by the Seller with, any Authority or other Person in connection with the execution, delivery and performance by the Seller of this Agreement, and the sale and transfer of the Shares by the Seller.

4.3. Non-Contravention.

The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the organizational documents of the Seller, if applicable, or (b) violate or result in a breach of or constitute a default under any Law, judgment, injunction, Order, decree or other restriction of any Authority to which the Seller, or the Shares, are subject, except in each case as would not reasonably be expected to materially impair the Seller’s ability to consummate the transactions contemplated hereby.

4.4. Litigation and Claims.

There is no civil, criminal, or administrative action, suit, demand, claim, hearing, proceeding or, to the Knowledge of the Seller, investigation pending or threatened against the Seller, and the Seller is not subject to any Order, writ, judgment, award, injunction or decree of any Authority of competent jurisdiction or any arbitrator that would prevent consummation of the transactions contemplated hereby or materially impair the ability of the Seller to perform the Seller’s obligations hereunder.

4.5. Regulation S.

(a) The Seller is not a U.S. Person and the Seller (i) acknowledges that the Consideration Shares contain a customary restrictive legend restricting the offer, sale or transfer of such securities except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, (ii) agrees that all offers and sales by the Seller of the Consideration Shares shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act, (iii) represents that the offer to acquire the Consideration Shares was made to the Seller outside the United States, and the Seller was at the time of the offer, is now, and will be at the time of any sale, outside the United States, (iv) has not engaged in or directed any unsolicited offers to acquire Consideration Shares in the United States, (v) is neither a U.S. Person nor a “distributor” (as such terms are defined in Rule 902(k) and 902(d), respectively, of Regulation S), (vi) has acquired the Consideration Shares for the Seller’s own account and not for the account or benefit of any U.S. Person, (vii) is the sole beneficial owner of the Consideration Shares acquired under this Agreement and has not pre-arranged any sale with an investor in the United States, and (viii) is familiar with and understands the terms and conditions and requirements contained in Regulation S, including that the statutory basis for the exemption claimed for the issuance of the Consideration Shares would not be present if the acquisition, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act.

The Seller has completed and executed, or prior to the Second Closing will complete and execute, the Regulation S Seller Representation Letter attached as Exhibit I to this Agreement.

4.6. [Reserved].

4.7. No Brokers.

No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

4.8. No Other Arrangements; Disclosure.

Except as set forth on Schedule 4.8, there are no side letters, oral agreements, nominee arrangements, indemnity arrangements, beneficial ownership arrangements or other understandings between the Seller and any other Person relating to the Shares, the Company Group or the transactions contemplated by this Agreement. The Seller has not withheld from the Buyer any material information relating to the Shares, the Seller’s ownership thereof or the Seller’s ability to consummate the transactions contemplated hereby that is necessary to make the representations and warranties contained in this Article IV not misleading.

4.9. Affiliates; Related Party Matters; No Omitted Business.

(a) Except as set forth on Schedule 3.15(b), neither the Seller, nor any Affiliate of the Seller, owns, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property, Information Technology, Advertising Accounts, Contracts, Books and Records, data, client lists, supplier lists or other business assets) that the Company or any Subsidiary uses or the use of which is necessary for the conduct of the Business.

(b) Except as set forth on Schedule 3.15(b), neither the Seller nor any Affiliate of the Seller has engaged in any transaction or entered into any Contract with the Company or any Subsidiary, and there are no intercompany or related party receivables, payables, advances, guarantees, indemnities, service arrangements, license arrangements, shared employee arrangements, account usage arrangements or other obligations between the Company Group, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand, that will continue after each Closing.

(c) Except as set forth on Schedule 3.15(b), there is no material asset, right, service, Business Employee, customer relationship, supplier relationship, media resource, advertising account, domain name, social media account, software, data set, platform right, permit, contract right, payment arrangement or other property or right that is primarily related to, primarily used in, or reasonably necessary for the conduct of the Business, that is owned, controlled, held for use or used by the Seller or any Affiliate of the Seller and that is not owned, controlled, held for use or used by the Company Group or otherwise included in the Contributed Assets.

(d) Except as set forth on Schedule 3.15(b), no portion of the Business is carried on outside the Company Group, and no material revenue, receipts, customer billing, customer payment, supplier payment, media settlement, data processing, campaign operation, platform operation, system administration or other material operating activity of the Business is conducted by the Seller or any Affiliate of the Seller other than through the Company Group.

4.10. PRC Authority Approvals

The Seller represents and warrants to the Buyer that, after having had the opportunity to consult with his or her PRC legal counsel, none of the transactions contemplated by this Agreement is subject to any consent, approval, authorization, filing, registration, clearance or other permission of, with, or from any Governmental Authority of the PRC, including, without limitation, the China Securities Regulatory Commission.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to each of the Company and the Seller as follows as of the date hereof and as of each Closing Date:

5.1. Due Incorporation; Existence; Power.

The Buyer is an exempted company duly incorporated, validly existing and, to the extent applicable, in good standing under the Laws of the Cayman Islands. The Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and to execute, deliver and perform this Agreement. The Buyer’s Class A ordinary shares, par value US$0.0001 per share, are listed on Nasdaq under the trading symbol “HKIT.”

5.2. Corporate Authorization; Enforceability.

Except for internal approvals of the transactions contemplated by this Agreement in accordance with the Charter Documents of the Buyer, the execution, delivery and performance by the Buyer of this Agreement are within the corporate powers of the Buyer and have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to (i) applicable Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general principles of equity.

5.3. Consents

None of the execution, delivery or performance by the Buyer of this Agreement, nor the consummation by the Buyer of the transactions contemplated hereby, requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority by the Buyer, other than (a) those required under applicable U.S. federal and state securities Laws and the Exchange Act, (b) compliance with the rules and regulations of Nasdaq, including any applicable stockholder approval requirements or requirements under Nasdaq Listing Rule 5635, and (c) such other consents, approvals, licenses, registrations, declarations or filings the absence of which would not, individually or in the aggregate, materially impair the ability of the Buyer to consummate the transactions contemplated hereby.

5.4. No Violation; No Conflict.

Neither the execution and delivery by the Buyer of this Agreement nor the consummation by the Buyer of the transactions contemplated by this Agreement will (a) violate any provision of the Buyer’s Charter Documents, (b) violate any Law or Order to which the Buyer or any of its properties is subject, or (c) conflict with, result in a breach of, constitute a default under, or give rise to any right of termination, acceleration or loss of rights under any material agreement or other material instrument binding upon or benefiting the Buyer, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement.

5.5. [Reserved].

5.6. Capitalization of the Buyer.

The Buyer Shares have been duly authorized. Except as set forth in the Exchange Act Filings, there is no Contract that requires, or under any circumstance would require, the Buyer to issue, sell or grant any right to acquire any securities of the Buyer, or any security or instrument exercisable for, exchangeable into or convertible into the capital stock of the Buyer, in a manner that would materially impair the ability of the Buyer to issue the Consideration Shares in accordance with this Agreement or to consummate the transactions contemplated hereby. Except as set forth in the Buyer’s Charter Documents or the Exchange Act Filings, the issuance of the Consideration Shares pursuant to this Agreement will not be subject to or give rise to any preemptive rights, rights of first refusal or other similar rights.

As of the date hereof, the authorized share capital of the Buyer is US$316,000 divided into 3,160,000,000 shares, consisting of (i) 3,000,000,000 Class A ordinary shares, par value US$0.0001 per share, (ii) 150,000,000 Class B ordinary shares, par value US$0.0001 per share, and (iii) 10,000,000 preference shares, par value US$0.0001 per share.

5.7. [Reserved].

5.8. [Reserved].

5.9. [Reserved].

5.10. Ability to Perform Post-Closing Share Mechanics.

Upon effectiveness of the Authorized Share Increase, the Buyer will have the corporate power and authority to issue the Consideration Shares and any Supplemental Shares, if any, in accordance with Article II and to implement, administer and give effect to the restriction, leak-out, sale proceeds limitation, supplemental share, carry-forward, forfeiture, surrender and cancellation provisions applicable thereto under this Agreement.

5.11. Litigation.

To the Buyer’s Knowledge, there is no action, suit, investigation, hearing or proceeding pending against the Buyer, any of its directors or officers, or the business of the Buyer, before any court, arbitrator or any governmental body, agency or official, and the Buyer is not subject to any outstanding judgment, Order, writ, injunction, award or decree, in each case that would reasonably be expected to materially impair the ability of the Buyer to consummate the transactions contemplated hereby, to pay the Cash Consideration, or to issue the Consideration Shares in accordance with this Agreement.

5.12. No Brokers.

No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

ARTICLE VI

COVENANTS OF THE COMPANY AND THE SELLER

The Company and the Seller covenants and agrees that:

6.1. Conduct of the Business.

From the date hereof through each Closing Date, the Company and the Company Subsidiaries shall conduct the Business in the ordinary course of business, consistent with past practice, and shall use commercially reasonable efforts to preserve intact the Business, including its relationships with Business Employees, Material Customers, Material Suppliers, platform operators, and other third parties. Without limiting the generality of the foregoing, from the date hereof until each Closing Date, without the prior written consent of the Buyer, neither the Company nor any Company Subsidiary shall:

(a) except in the ordinary course of business, amend, waive any material provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any material respect, any Material Contract or any other material right or asset;

(b) except as contemplated by this Agreement, enter into any contract, agreement, lease, license or commitment that (i) is with respect to Real Property, (ii) except in the ordinary course of business, extends for a term of one (1) year or more, or (iii) obligates the payment of more than US$50,000, individually or in the aggregate;

(c) make any capital expenditures in excess of US$100,000, individually or in the aggregate, other than in the ordinary course of business consistent with past practice;

(d) sell, lease, license, assign, transfer or otherwise dispose of any material assets, rights, data, software, systems, Advertising Accounts, Intellectual Property or other assets used in the Business, except pursuant to existing Contracts disclosed herein and in the ordinary course of business consistent with past practice;

(e) pay, declare or promise to pay any dividends or other distributions with respect to its equity interests, or make any other payment to the Seller or any Affiliate of the Seller, other than compensation and reimbursements in the ordinary course of business consistent with past practice and disclosed related-party arrangements;

(f) authorize any salary increase of more than ten percent (10%) for any Business Employee or materially change any bonus, commission or profit-sharing policies of the Company Group, other than in the ordinary course of business consistent with past practice;

(g) obtain or suffer to exist any Indebtedness in excess of US$10,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(h) suffer or incur any Lien on any asset, except for Permitted Liens;

(i) suffer any material damage, destruction or loss of property, data, systems or access rights related to the Business that is not covered by insurance or otherwise fully remediated;

(j) delay, accelerate or cancel any receivables or Indebtedness, write off or make further reserves against the same, or materially change any customer credit, payment, rebate, settlement or collection practices, except in the ordinary course of business consistent with past practice;

(k) merge or consolidate with or acquire any other Person or business, or be acquired by any other Person;

(l) suffer any insurance policy protecting material assets or operations of the Business to lapse;

(m) make any material change in its accounting principles or methods or materially write down the value of any assets, except as required by applicable accounting standards;

(n) change the place of business of the Company or any Subsidiary or materially relocate any Office used in the conduct of the Business;

(o) extend any loans to any Person, other than travel or other expense advances to employees in the ordinary course of business;

(p) issue, redeem or repurchase any equity interests of the Company or any Company Subsidiary;

(q) effect or agree to any material change in any practices or terms, including payment terms, settlement terms, rebate practices or credit practices, with respect to customers, suppliers, media resources, platform operators or channel partners;

(r) make or rescind any election related to Taxes, file any amended material Tax Return or make any material changes in its methods of Tax accounting;

(s) open, close or materially change any bank account, payment account, Advertising Account, platform account or other material operating account used in the Business, except in the ordinary course of business consistent with past practice;

(t) create, transfer, disable, delete or materially change any administrator access, credential, permission or control setting for any material Information Technology, Website, domain, Advertising Account, payment account or business system used in the Business, except in the ordinary course of business consistent with past practice; or

(u) agree to do any of the foregoing.

Neither the Company nor the Seller will (i) take or agree to take any action that might make any representation or warranty of the Company, any Subsidiary or the Seller hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date, or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

6.2. Access to Information.

From the date hereof until and including each Closing Date, the Company and each Company Subsidiary shall (a) continue to give the Buyer, its counsel, and other Buyer representatives full access, upon reasonable notice and during normal business hours, to the Books and Records of each of them, (b) furnish to the Buyer, its counsel and other representatives such information relating to the Business as such Persons may reasonably request, and (c) cause the employees, counsel, accountants and representatives of the Company and each Subsidiary to cooperate with the Buyer in its investigation of the Business.

6.3. Notices of Certain Events.

The Company and the Company Subsidiaries shall promptly notify the Buyer of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any claims or causes of action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company or any Subsidiary to any such Person;

(b) any notice or other communication from any Authority or any material platform operator in connection with the transactions contemplated by this Agreement or the Business;

(c) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company, any Subsidiary or the Business or that relate to the consummation of the transactions contemplated by this Agreement;

(d) the occurrence of any fact or circumstance that might make any representation made hereunder by the Company, any Subsidiary and/or the Seller false or misleading in any material respect or result in the omission or failure to state a material fact; and

(e) any material suspension, freeze, restriction, termination, adverse settlement issue, material customer loss, material supplier loss, material platform issue, cybersecurity incident or data breach affecting the Business.

6.4. Legends; Stop Transfer; Restricted Securities.

The Seller acknowledges and agrees that the Consideration Shares are being issued in a transaction exempt from registration under the Securities Act and will constitute “restricted securities” under applicable U.S. securities Laws. The Buyer may cause the Consideration Shares to bear such legends, book-entry notations and stop-transfer instructions as the Buyer deems reasonably necessary or appropriate to reflect (a) the restrictions imposed by the Securities Act, Regulation S, Rule 144 and other applicable securities Laws, and (b) the restrictions, forfeiture and automatic cancellation provisions set forth in this Agreement. Any removal or modification of any such legend, notation or stop-transfer instruction shall be made only in accordance with this Agreement and applicable Law.

6.5. Transfer Restrictions on Consideration Shares.

The Seller acknowledges and agrees that the Consideration Shares and any Supplemental Shares shall be subject to the restrictions, sale proceeds limitations, brokerage statement reporting obligations, carry-forward, forfeiture, surrender and cancellation provisions set forth in Article II. Without limiting the foregoing, unless and until any Consideration Shares are released in accordance with Article II, the Seller shall not, directly or indirectly, offer, sell, assign, transfer, pledge, hypothecate, hedge or otherwise dispose of any Restricted Consideration Shares or any interest therein, and the Buyer shall be entitled to maintain stop-transfer instructions and other administrative procedures necessary to enforce such restrictions. Any sale, transfer or other disposition of any Leaked-Out Consideration Shares shall remain subject to applicable U.S. federal securities Laws, including Regulation S and Rule 144, as applicable.

6.6. Pre-Closing Document Delivery; Transition Cooperation.

On or before the First Closing Date, the Company and the Seller shall deliver, or cause to be delivered, to the Buyer all documents, information, assets and control items reasonably requested by the Buyer, including, to the extent applicable:

(a) all constitutional documents, certificates of incorporation, registers, minute books, share registers, chop certificates and other corporate records of the Company and each Subsidiary;

(b) all original share certificates, transfer instruments, board and shareholder resolutions and other documents necessary to transfer the Shares and implement the post-Closing ownership and control structure of the Company Group;

(c) all financial documents, audit materials, tax filings, tax records, bank statements, payment records, settlement records, management accounts and other Books and Records of the Business;

(d) all Material Contracts, customer contracts, supplier contracts, platform agreements, service agreements, and other commercial agreements of the Company Group;

(e) all company chops, legal representative seals, USB keys, tax control devices, digital certificates, online banking tokens, payment account credentials, system administrator credentials, and other control items used by the Company Group;

(f) all material Advertising Accounts, platform accounts, payment accounts, domain names, websites, social media accounts, cloud accounts, software accounts and associated administrator credentials used in the Business;

(g) all employee lists, Employee Agreements, Employee Plans, payroll records, social insurance and housing fund records, and other personnel records reasonably necessary for the transition of the Business; and

(h) such other documents, information, assets and items as are reasonably necessary for the Buyer and the post-Closing management of the Company Group to assume control over and continue the operation of the Business.

The Company and the Seller shall cooperate in good faith with the Buyer before and after each Closing to effect the orderly handover of the Business, including bank authorities, chops, accounting books, tax matters, customer interfaces, supplier interfaces, platform accounts, system access and control of the Company Group.

6.7. Access to Buyer Information.

The Seller acknowledges that it has had access to the Buyer’s publicly available filings with the SEC, including the Buyer’s most recent annual report and current reports filed or furnished prior to the date of this Agreement, and has reviewed such filings to the extent the Seller has deemed necessary or appropriate. The Seller further acknowledges that it has had the opportunity to ask questions of, and receive answers from, the Buyer and its representatives concerning the Buyer, the Buyer Shares and the terms and conditions of the issuance of the Consideration Shares.

6.8. [Reserved].

6.9. Transaction Tax Filings; Payment; Tax Evidence.

(a) The Seller shall, and shall cause its Affiliates, as applicable, to bear and timely pay all Taxes arising from or in connection with the sale and purchase of the Shares to the extent such Taxes are required by applicable Law to be paid by the Seller or any of its Affiliates. The Buyer shall have no obligation to bear or pay any such Taxes, except to the extent expressly required by applicable Law to be borne by the Buyer.

(b) The Seller shall, and shall cause its Affiliates, as applicable, to timely make all filings, reports, declarations and submissions required by applicable Law in connection with any Taxes arising from or in connection with the sale and purchase of the Shares. The Seller shall keep the Buyer reasonably informed of the status of any such filings and shall promptly provide to the Buyer copies of any material correspondence with any Taxing Authority relating thereto.

(c) The Seller shall deliver to the Buyer Acceptable Tax Evidence no later than the Second Closing. Promptly after obtaining any additional or supplemental Acceptable Tax Evidence, the Seller shall provide copies thereof to the Buyer together with copies of any material filings made with, and written communications from, any Taxing Authority relating to Taxes arising from or in connection with the sale and purchase of the Shares.

6.10. Continuing Employees; Retention, and Stability.

(a) From the date hereof until each Closing, except as set forth on Schedule 3.17(b) or with the prior written consent of the Buyer, neither the Company, nor the Seller, nor any of their respective Affiliates shall, directly or indirectly, (i) terminate the employment or engagement of any Continuing Employee, (ii) transfer, demote or materially change the duties, responsibilities or reporting lines of any Continuing Employee, (iii) materially reduce the compensation, service fees, benefits or other remuneration of any Continuing Employee, or (iv) amend, waive or modify in any material respect the terms of employment or engagement of any Continuing Employee.

(b) The Company and the Seller shall use their respective best efforts to cause each Continuing Employee to remain actively employed or engaged in the Business through each Closing. The Company and the Seller shall promptly, and in any event within two (2) Business Days, notify the Buyer in writing if any Continuing Employee (i) delivers or communicates any notice of resignation or termination, whether written or oral, (ii) rejects, contests or objects to entering into any New Employment Agreement or New Restrictive Covenant Agreement, (iii) becomes unavailable to continue in his or her position, or (iv) is the subject of any fact, event or circumstance that would reasonably be expected to impair such person’s continued service to the Company Group following each Closing.

(c) On or prior to the Second Closing, the Company and the Seller shall cause each Continuing Employee to enter into and deliver to the Buyer or the applicable member of the Company Group, as applicable, (i) a New Employment Agreement or other service arrangement, effective as of the Second Closing, providing for continued employment or engagement for a term of not less than thirty-six (36) months following the Second Closing, unless otherwise agreed by the Buyer in writing, and (ii) a New Restrictive Covenant Agreement containing confidentiality, intellectual property assignment, non-solicitation, non-interference and, to the extent permitted by applicable Law, non-competition provisions, in each case in form and substance reasonably satisfactory to the Buyer.

(d) For a period of thirty-six (36) months following the Second Closing, neither the Seller nor any of its Affiliates shall, directly or indirectly, for itself or for any other Person, (i) solicit for employment or engagement, hire, retain, recruit or attempt to solicit, hire, retain or recruit any Continuing Employee, (ii) induce, encourage, assist or attempt to induce or encourage any Continuing Employee to resign, reduce his or her involvement in, or terminate employment or engagement with, the Company Group, or (iii) otherwise interfere with the relationship between the Company Group and any Continuing Employee.

(e) If, during the thirty-six (36) month period following the Second Closing, any Continuing Employee ceases to be employed or engaged by the Company Group, and such cessation results, in whole or in part, from (i) any breach by the Seller or the Company of this Section 6.10, (ii) any inaccuracy in the representations or warranties set forth in Section 3.17 or Section 3.18, or (iii) any undisclosed pre-Closing matter relating to such Continuing Employee, including any unpaid compensation, unpaid social insurance or housing fund contributions, labor dispute, invalid employment arrangement, unenforceable restrictive covenant, or other employment or engagement-related Liability arising from or relating to the period prior to Second Closing, then all Losses suffered or incurred by the Buyer or any member of the Company Group arising out of or relating to such cessation, including recruitment costs, replacement costs, transition costs, retention costs, service disruption, loss of clients, loss of revenue and other related costs and damages, shall constitute Losses for which the Buyer Indemnified Parties shall be entitled to indemnification pursuant the terms in this Agreement.

(f) The rights and remedies of the Buyer under this Section 6.10 shall be in addition to, and not in limitation of, any other rights or remedies available to the Buyer under this Agreement, at Law or in equity, including the right to seek specific performance, injunctive relief and any applicable indemnification. The Parties acknowledge and agree that any breach of this Section 6.10 may cause irreparable harm to the Buyer and the Company Group for which monetary damages alone would not be an adequate remedy.

6.11. Further Assurances.

From time to time after the date hereof and after each Closing, each of the Company and the Seller shall execute and deliver such additional instruments, documents, notices, assignments, transfer forms, consents and other writings, and shall take such other actions, as the Buyer may reasonably request in order to consummate the transactions contemplated by this Agreement, vest in the Buyer the full benefit of the Shares and the transactions contemplated hereby, and facilitate the transfer, handover and continued operation of the Business through the Company Group.

ARTICLE VII

COVENANTS OF THE BUYER

The Buyer covenants and agrees that:

7.1. Conduct of Business.

From the date hereof through each Closing Date, the Buyer shall not take or agree to take any action that would cause a breach of the Buyer’s representations or warranties contained in this Agreement or prevent the Buyer from performing its covenants hereunder, including its obligations to pay the Cash Consideration and issue the Consideration Shares in accordance with this Agreement.

7.2. Fulfillment of Conditions.

From the date hereof to each Closing Date, the Buyer shall use commercially reasonable efforts to fulfill the conditions specified in Article IX to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby, (b) taking or refraining from taking such actions as may be necessary to fulfill such conditions, and (c) taking such actions as may be reasonably necessary to cause the representations and warranties of the Buyer contained herein to be accurate in all material respects as of each Closing Date as though then made.

7.3. Disclosure of Certain Matters.

The Buyer shall give the Company and the Seller prompt written notice of any event or development that occurs that had it existed or been known on the date hereof (a) would cause any of the representations and warranties of the Buyer contained herein to be materially inaccurate or otherwise misleading, or (b) would require any amendment or supplement to this Agreement.

7.4. Nasdaq and SEC Compliance.

The Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply with applicable U.S. federal securities Laws, SEC requirements and Nasdaq rules in connection with the transactions contemplated hereby, including, if needed, the preparation and filing of any required notices, reports, applications, supplemental listing materials, proxy materials or other submissions, and the seeking of any stockholder approval required under Nasdaq rules or applicable Law.

7.5. Issuance of Consideration Shares; Share Administration.

Subject to the terms and conditions of this Agreement, applicable Law, the Nasdaq Listing Rules, the receipt of any required shareholder approval, and the effectiveness of the amendment to the Buyer’s memorandum and articles of association increasing the Buyer’s total authorized share capital, the Buyer shall take all corporate and administrative actions necessary to reserve for issuance, issue and deliver the Consideration Shares and any Supplemental Shares, if any, in accordance with Article II, and to implement and administer the lock-up restrictions, leak-out restrictions, sale proceeds limitation, supplemental share mechanisms, carry-forward, forfeiture, surrender and cancellation provisions applicable thereto.

ARTICLE VIII

COVENANTS OF ALL PARTIES HERETO

The Parties covenant and agree as follows:

8.1. Commercially Reasonable Efforts; Further Assurances.

Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate and implement expeditiously the transactions contemplated by this Agreement. Each Party shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

8.2. Confidentiality of Transaction.

Any information, documents or materials respecting any Party or its Affiliates, the Company Group, the Buyer, the Business or the transactions contemplated hereby that are not publicly available or lawfully obtained from another source without restriction shall be kept confidential by the other Parties and their respective Affiliates, directors, officers, employees, agents, counsel, accountants and other professional advisors, and shall not be disclosed except (a) as required by Law, Authority, SEC rules, Nasdaq rules or any other applicable securities Law, (b) as necessary to such Party’s attorneys, accountants, financing sources and professional advisors who are informed of the confidential nature of such information and instructed to keep such information confidential, or (c) as otherwise consented to in writing by the disclosing Party. In the event disclosure is required by Law or Authority, the disclosing Party shall, to the extent legally permissible and reasonably practicable, consult in good faith with the other Parties regarding the timing, manner and content of such disclosure.

8.3. Commercially Reasonable Efforts to Obtain Consents.

Each Party shall use commercially reasonable efforts to obtain each consent, approval, authorization, filing, notice or waiver required on its part to consummate the transactions contemplated by this Agreement as promptly as practicable.

8.4. [Reserved].

8.5. Cooperation with Filings and Approvals.

The Parties shall reasonably cooperate with one another in connection with any filings, notices, submissions, applications or other communications with any Authority, the SEC, Nasdaq or any other Person that are necessary or advisable in connection with the transactions contemplated by this Agreement, including any filings or submissions relating to the issuance of the Consideration Shares, the payment of the Purchase Price or the consummation of the Closing.

ARTICLE IX

CONDITIONS TO CLOSING

9.1. Conditions to Obligations of the Buyer.

The obligation of the Buyer to consummate each Closing is subject to the satisfaction, or the waiver by the Buyer in its sole discretion, of each of the following additional conditions as of the applicable Closing Date:

(a) (i) the Company and the Seller shall have duly performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to such Closing Date; (ii) the representations and warranties of the Company and the Seller contained in this Agreement and in any certificate or other writing delivered by the Company or the Seller pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of such Closing Date as if made at and as of such date, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) since the date of this Agreement, there shall not have occurred any event, change, effect or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b) The Buyer shall have received the deliveries required to be made by the Company and the Seller at such Closing pursuant to the terms of this Agreement, as applicable.

(c) The Buyer shall have received updated Disclosure Schedules, dated as of a date not more than three (3) Business Days prior to the Second Closing Date, solely to the extent expressly permitted by this Agreement.

(d) The documents, records and control items required to be delivered or made available by the Company or the Seller at or prior to such Closing pursuant to Section 2.3, Section 2.4 and Section 6.6, including the original minute books, share registers, statutory registers, corporate records, chops, seals, bank materials, tax control devices, administrator credentials and other control items of the Company Group, shall have been delivered or made available to the Buyer in accordance with this Agreement.

(e) The Buyer shall have received duly executed employment agreements, service agreements, confidentiality agreements, non-competition agreements, non-solicitation agreements, non-interference agreements, invention assignment agreements and other restrictive covenant agreements from Shengyou Bai and each other Continuing Employee designated by the Buyer, in each case governed by PRC law to the extent applicable and in form and substance reasonably satisfactory to the Buyer.

(f) [Reserved].

(g) [Reserved].

(h) [Reserved].

(i) The Buyer shall have received evidence, in form and substance reasonably satisfactory to the Buyer, that all material Owned Intellectual Property and other material Intellectual Property used in the conduct of the Business is owned or validly licensed by the Company Group, free and clear of Liens other than Permitted Liens, and that any assignments, domain name transfers or other instruments necessary to vest such rights in the applicable member of the Company Group have been duly executed and delivered.

(j) The Buyer shall have received evidence, in form and substance reasonably satisfactory to the Buyer, that all material customer Contracts, Media Supplier Contracts, Advertising Accounts, operating accounts, payment accounts, settlement arrangements and other material business arrangements used in the Business are held by, entered into with, controlled by or otherwise available for the continued operation of the Business by the Company Group immediately following the applicable Closing, subject only to matters disclosed in the Disclosure Schedules or otherwise expressly contemplated by this Agreement.

(k) [Reserved].

9.2. Conditions to Obligations of the Company and the Seller.

The obligations of the Company and the Seller to consummate each Closing are subject to the satisfaction, or the waiver by the Company and the Seller, of each of the following additional conditions as of the applicable Closing Date:

(a) (i) the Buyer shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to such Closing Date; and (ii) the representations and warranties of the Buyer contained in this Agreement, the Additional Agreements and in any certificate or other writing delivered by the Buyer pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct in all material respects at and as of such Closing Date as if made at and as of such date.

(b) The Company and the Seller shall have received the deliveries required to be made by the Buyer at such Closing pursuant to Section 2.3 or Section 2.4, as applicable.

(c) If required under applicable Law, SEC requirements or Nasdaq rules, including, if needed, any applicable stockholder approval requirements or Nasdaq Listing Rule 5635 requirements, the Buyer shall have prepared and submitted any required application, notice, filing or other materials relating to the issuance of the Consideration Shares, and any such approval required as a condition to issuance at the applicable Closing shall have been obtained or the applicable requirement otherwise satisfied.

9.3. Conditions to Obligations of All Parties.

The obligations of each party hereof to consummate each Closing are subject to the satisfaction, or waiver by the applicable Party to the extent permitted by Law, of the following additional condition as of the applicable Closing Date: if Nasdaq or any other applicable Governmental Authority requests any information, documentation, clarification, submission, supplement or other response in connection with the transactions contemplated by this Agreement, including as a result of Nasdaq determining that such transactions may constitute a reverse merger or for any other reason, each Party shall, and shall cause its respective representatives to, reasonably cooperate in good faith and use commercially reasonable efforts to promptly provide such information, documentation and assistance as may be reasonably requested or required in connection with such review, clearance, consent or approval process.

ARTICLE X

RELIANCE ON REPRESENTATIONS AND WARRANTIES

10.1. Reliance on Representations and Warranties of the Company and the Seller.

Notwithstanding any right of the Buyer to investigate the affairs of the Company and the Company Subsidiaries, and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer shall be entitled to rely upon the representations, warranties, covenants and agreements of the Company and the Seller contained in this Agreement, including those set forth in Article III and Article IV hereof.

10.2. Reliance on Representations and Warranties of the Buyer.

Notwithstanding any right of the Company and the Seller to investigate the affairs of the Buyer, and notwithstanding any knowledge of facts determined or determinable by the Company and the Seller pursuant to such investigation or right of investigation, the Company and the Seller shall be entitled to rely upon the representations, warranties, covenants and agreements of the Buyer contained in this Agreement, including those set forth in Article V hereof.

ARTICLE XI

INDEMNIFICATION

11.1. [Reserved].

11.2. Indemnification by the Seller.

Subject to the provisions of this Article XI, from and after each Closing, the Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates (including, after each Closing, the Company and its Subsidiaries), and each of their respective directors, officers, employees and representatives (each, a “Buyer Indemnified Party”), from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, awards, penalties, interest, costs and expenses (including reasonable attorneys’ fees and expenses) arising out of or resulting from:

(a) any breach of any representation or warranty of the Seller or the Company contained in this Agreement, including in Article III or Article IV hereof;

(b) any breach of any covenant or agreement of the Seller or the Company contained in this Agreement; and

(c) any and all Liabilities, obligations or commitments of the Company Group arising out of or relating to any period (or portion thereof) prior to the Second Closing Date, including any Taxes attributable to any such period, whether or not such Liabilities are disclosed on the balance sheet of the Company Group (or any schedules thereto) and whether known or unknown, fixed or contingent.

11.3. [Reserved].

11.4. Survival of Indemnification Rights.

The representations and warranties of the Company, the Seller and the Buyer contained in this Agreement shall survive the Closing until the date that is twenty-four (24) full months after the Second Closing Date; provided, however, that any claim for indemnification based upon fraud or willful misconduct shall survive until finally resolved in accordance with applicable Law. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their respective terms, or if no term is specified, until fully performed. Any claim for indemnification under this Article XI must be asserted by written notice to the applicable Indemnifying Party on or prior to the expiration of the applicable survival period; provided that any claim properly asserted prior to such expiration shall survive until finally resolved.

11.5. Exclusive Remedy.

Except in the case of fraud or willful misconduct, and except for claims for injunctive, specific performance or other equitable relief, the indemnification rights set forth in this Article XI shall be the sole and exclusive remedy of the Parties with respect to any breach of this Agreement following each Closing.

ARTICLE XII

DISPUTE RESOLUTION

12.1. Governing Law; Jurisdiction.

(a) This Agreement and any dispute, claim or controversy arising out of or relating to this Agreement or any agreement or instrument contemplated hereby (including any dispute regarding the existence, validity, interpretation, performance, breach or termination hereof or thereof, and any claim in contract, tort or statute) shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice-of-law or conflict-of-laws provision or rule that would require the application of the laws of any other jurisdiction.

(b) Each Party irrevocably agrees that any such dispute, claim or controversy shall be brought exclusively in the state courts of the State of New York located in the Borough of Manhattan, New York County, or, if federal jurisdiction exists, the United States District Court for the Southern District of New York, and each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect thereof.

(c) Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such proceeding in any such court, and any claim that any such proceeding has been brought in an inconvenient forum.

12.2. Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.3. Specific Performance; Injunctive Relief.

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms. Accordingly, each Party shall be entitled to seek specific performance of, and injunctive or other equitable relief (including a temporary restraining order or preliminary injunction) to prevent breaches or threatened breaches of, this Agreement in any court specified in Section 12.1, in addition to any other remedy to which such Party may be entitled at law or in equity, and without the requirement to post any bond or other security.

12.4. Attorneys’ Fees.

The prevailing Party in any action, suit or proceeding arising out of or relating to this Agreement shall be entitled to recover from the non-prevailing Party all reasonable and documented attorneys’ fees and costs reasonably incurred by the prevailing Party in connection with such action, suit or proceeding (including any appeals), in addition to any other relief to which such prevailing Party may be entitled.

ARTICLE XIII
TERMINATION

13.1. Termination Without Default.

If the transactions contemplated by this Agreement have not been consummated on or before the date that is ninety (90) days after the date hereof (the “Outside Date”), and no material breach of this Agreement by the Party seeking to terminate shall have occurred and be continuing in a manner that caused, or resulted in, the failure of such consummation to occur, then the Buyer, on the one hand, or the Company and the Seller, on the other hand, shall have the right to terminate this Agreement by written notice to the other after the Outside Date. Upon such termination, this Agreement shall be terminated in its entirety, and the Seller shall promptly, and in any event within five (5) Business Days after such termination, return to the Buyer, without set-off, deduction or counterclaim, any Cash Consideration previously paid by the Buyer pursuant to this Agreement.

13.2. Termination Upon Default.

(a) The Buyer may terminate this Agreement by giving written notice to the Company and the Seller at any time prior to the First Closing, without prejudice to any rights or remedies the Buyer may have, if the Company or the Seller shall have materially breached any representation or warranty contained herein, or materially breached any agreement or covenant contained herein or in any Additional Agreement to be performed at or prior to the First Closing, and such breach shall not be cured within five (5) days following receipt by the Company or the Seller of written notice from the Buyer describing in reasonable detail the nature of such breach.

(b) The Company and the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the First Closing, without prejudice to any rights or remedies the Company or the Seller may have, if the Buyer shall have materially breached any representation or warranty contained herein, or materially breached any agreement or covenant contained herein or in any Additional Agreement to be performed at or prior to the First Closing, and such breach shall not be cured within five (5) days following receipt by the Buyer of written notice from the Company or the Seller describing in reasonable detail the nature of such breach.

(c) The Buyer may terminate this Agreement by giving written notice to the Company and the Seller at any time following the First Closing and prior to the Second Closing, without prejudice to any rights or remedies the Buyer may have, if the Company or the Seller shall have materially breached any representation or warranty that is required to be true and correct as of the Second Closing Date, or materially breached any agreement or covenant contained herein or in any Additional Agreement to be performed at or prior to the Second Closing, and such breach shall not be cured within five (5) days following receipt by the Company or the Seller of written notice from the Buyer describing in reasonable detail the nature of such breach; provided, however, that any such termination following the First Closing shall terminate this Agreement in its entirety and shall rescind and unwind the First Closing and the transactions contemplated to occur at or after the First Closing, unless otherwise elected in writing by the Buyer. Upon any such termination, the Seller shall, within five (5) Business Days after receipt of the Buyer’s termination notice, refund to the Buyer the full amount of the First Closing Cash Payment and any other amounts paid by the Buyer to the Seller or any of the Company Group members in connection with this Agreement, without setoff or deduction, and the Company and the Seller shall cooperate with the Buyer to reverse, cancel or unwind any instruments, filings, appointments, resignations, transfers, registrations, authorizations, bank mandates, chop custody arrangements, control transfers or other actions effected in connection with the First Closing. Any such termination, rescission or unwinding shall be without prejudice to, and shall not limit or impair, any rights, claims, remedies, damages, indemnification rights or other relief available to the Buyer or any Buyer Indemnified Party arising out of or relating to any breach by the Company or the Seller.

(d) The Company and the Seller may terminate this Agreement by giving written notice to the Buyer at any time following the First Closing and prior to the Second Closing, without prejudice to any rights or remedies the Company or the Seller may have, if the Buyer shall have materially breached any representation or warranty that is required to be true and correct as of the Second Closing Date, or materially breached any agreement or covenant contained herein or in any Additional Agreement to be performed at or prior to the Second Closing, and such breach shall not be cured within five (5) days following receipt by the Buyer of written notice from the Company or the Seller describing in reasonable detail the nature of such breach; provided that no such cure period shall extend beyond the Outside Date unless the Company and the Seller otherwise agree in writing; provided, further, that any such termination following the First Closing shall terminate this Agreement in its entirety and shall rescind and unwind the First Closing and the transactions contemplated to occur at or after the First Closing, unless otherwise elected in writing by the Company and the Seller. Upon any such termination, the Seller shall, within five (5) Business Days after delivery of the termination notice to the Buyer, refund to the Buyer the full amount of the First Closing Cash Payment and any other amounts paid by the Buyer to the Seller or any of the Company Group members in connection with this Agreement, without setoff or deduction, and the Parties shall cooperate to reverse, cancel or unwind any instruments, filings, appointments, resignations, transfers, registrations, authorizations, bank mandates, chop custody arrangements, control transfers or other actions effected in connection with the First Closing. Any such termination, rescission or unwinding shall be without prejudice to, and shall not limit or impair, any rights, claims, remedies, damages, indemnification rights or other relief available to the Company or the Seller arising out of or relating to any breach by the Buyer.

13.3. [Reserved].

13.4. Survival.

The provisions of Article XI, Article XII, and Article XIV and Sections 8.2 shall survive any termination of this Agreement pursuant to this Article XIII.

ARTICLE XIV

MISCELLANEOUS

14.1. Notices.

Any notice, consent, waiver or other communication required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered personally, upon receipt; (b) when sent by email, upon confirmation of transmission by the sending party, provided that no notice of delivery failure is received by the sending party; or (c) one (1) Business Day after being sent by internationally recognized overnight courier, in each case properly addressed to the applicable Party as follows:

If to the Buyer:

Hitek Global Inc.

Unit 304, No. 30 Guanri Road, Siming District

Xiamen City, Fujian Province, People’s Republic of China

Attention: Shenping Yin

Email: [*]

with a copy (which shall not constitute notice) to:

McCarter & English, LLP

250 West 55th Street, Floor 13

New York, New York 10019

Attention: Huan Lou, Esq.

Email: hlou@mccarter.com

Attention: David B. Manno, Esq.

Email: dmanno@mccarter.com

If to the Company:

Ju Fu Limited

Attention: MAI THI MY UT

Email: [*]

If to the Seller:

MAI THI MY UT

at the address and email address set forth on the Seller’s signature page.

Any notice to be given to the Hong Kong Subsidiary or the PRC Subsidiary under this Agreement shall be delivered using the notice information of the Company set forth herein.

Any Party may change its address or email address for notice by giving written notice to the other Parties in accordance with this Section 14.1.

14.2. Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Party against whom such amendment or waiver is to be effective; provided that any amendment to this Agreement shall require a writing signed by all Parties hereof.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

14.3. Ambiguities.

The Parties acknowledge that each Party and its counsel has materially participated in the drafting and negotiation of this Agreement. Accordingly, the rule of construction that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

14.4. Publicity.

Except as required by applicable Law, SEC rules, Nasdaq rules or any other applicable securities Law, no Party shall issue any press release or make any public announcement or public disclosure concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties. To the extent any such disclosure is required by applicable Law, SEC rules, Nasdaq rules or any other applicable securities Law, the disclosing Party shall, to the extent legally permissible and reasonably practicable, consult in good faith with the other Parties regarding the form, content and timing of such disclosure prior to making such disclosure.

14.5. Expenses.

Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne and paid by the Party incurring such cost or expense.

14.6. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither the Company nor the Seller may assign, delegate or otherwise transfer any of its or the Seller’s rights or obligations under this Agreement without the prior written consent of the Buyer. The Buyer may assign this Agreement, in whole or in part, to any of its Affiliates; provided, that no such assignment shall relieve the Buyer of any of its obligations hereunder. Except as expressly provided in the immediately preceding sentence, the Buyer may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Company and the Seller.

14.7. Independent Legal Services.

The Seller acknowledges that it has had the opportunity to retain and consult with independent legal counsel of its own choosing prior to executing this Agreement, and that no lawyer retained by the Buyer has acted or purported to act for or on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby.

14.8. Counterparts; Electronic Signatures.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same agreement. Signatures delivered by email in portable document format (.pdf), DocuSign or other electronic means shall be deemed effective for all purposes as originals.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day first above written.

The Buyer:

Hitek Global Inc.

By:	/s/ Xiaoyang Huang
	Name:	Xiaoyang Huang
	Title:	Chief Executive Officer

The Seller:

/s/ MAI THI MY UT
Name:	MAI THI MY UT

The Company:

Ju Fu Limited

By:	/s/ MAI THI MY UT
	Name:	MAI THI MY UT
	Title:	Sole Director

The Hong Kong Subsidiary:

Fourth Coco Technology Limited

By:	/s/ Changmao Su
	Name:	Changmao Su
	Title:	Chief Executive Officer

The PRC Subsidiary:

Beijing Fourth Coco Technology Co., Ltd.

By:	/s/ Shengyou Bai
	Name:	Shengyou Bai
	Title:	Chief Executive Officer